AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 21, 2003
                                                           REGISTRATION NO. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ----------------------
                                    FORM S-4
                        REGISTRATION STATEMENT UNDER THE
                             SECURITIES ACT OF 1933
                             ----------------------
                            AEP TEXAS CENTRAL COMPANY
             (Exact name of Registrant as Specified in Its Charter)

                                      TEXAS
         (State or Other Jurisdiction of Incorporation or Organization)

                                   74-0550600
                        (IRS Employer Identification No.)
                                1 RIVERSIDE PLAZA
                              COLUMBUS, OHIO 43215
                                 (614) 716-1000
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)
                      ------------------------------------
                          GEOFFREY S. CHATAS, TREASURER
           JEFFREY D. CROSS, SENIOR VICE PRESIDENT AND GENERAL COUNSEL
                   AMERICAN ELECTRIC POWER SERVICE CORPORATION
                                1 RIVERSIDE PLAZA
                              COLUMBUS, OHIO 43215
                                 (614) 716-1580
            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent For Service)
                                    COPY TO:
                            VINCENT PAGANO, JR., ESQ.
                         SIMPSON THACHER & BARTLETT LLP
                              425 LEXINGTON AVENUE
                            NEW YORK, NEW YORK 10017
                                 (212) 455-2000

       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

       If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

       If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

       If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                                          CALCULATION OF REGISTRATION FEE
---------------------------------------------------------- -------------- ------------------- --------------------- ------------
                                                              AMOUNT       PROPOSED MAXIMUM     PROPOSED MAXIMUM     AMOUNT OF
                 TITLE OF EACH CLASS OF                        TO BE        OFFERING PRICE     AGGREGATE OFFERING   REGISTRATION
               SECURITIES TO BE REGISTERED                  REGISTERED         PER UNIT              PRICE              FEE
---------------------------------------------------------- -------------- ------------------- --------------------- ------------
5.50% Senior Notes, Series D due 2013                      $275,000,000          100%             $275,000,000
                                                                                                                      $22,247.50
---------------------------------------------------------- -------------- ------------------- --------------------- ------------
6.65% Senior Notes, Series E due 2033                      $275,000,000          100%             $275,000,000
                                                                                                                      $22,247.50
---------------------------------------------------------- -------------- ------------------- --------------------- ------------
3.00% Senior Notes, Series F due 2005                      $150,000,000          100%             $150,000,000
                                                                                                                      $12,135.00
---------------------------------------------------------- -------------- ------------------- --------------------- ------------
Floating Rate Notes, Series B due 2005                     $100,000,000          100%             $100,000,000
                                                                                                                       $8,090.00
---------------------------------------------------------- -------------- ------------------- --------------------- ------------
Total                                                      $800,000,000                           $800,000,000
                                                                                                                      $64,720.00
---------------------------------------------------------- -------------- ------------------- --------------------- ------------

                      ------------------------------------

       THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

                             ----------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                    SUBJECT TO COMPLETION, DATED JULY 21, 2003

PROSPECTUS

                                  $800,000,000

                            AEP TEXAS CENTRAL COMPANY
                              (A TEXAS CORPORATION)
               $275,000,000 5.50% SENIOR NOTES, SERIES D DUE 2013
               $275,000,000 6.65% SENIOR NOTES, SERIES E DUE 2033
               $150,000,000 3.00% SENIOR NOTES, SERIES F DUE 2005
               $100,000,000 FLOATING RATE NOTES, SERIES B DUE 2005


Offer to exchange all of its outstanding 5.50% Senior Notes, Series A due 2013 (the 2013 Notes) for an equal amount of 5.50% Senior Notes, Series D due 2013, which has been registered under the Securities Act of 1933, (the 2013 Exchange Notes); to exchange all of its outstanding 6.65% Senior Notes, Series B due 2033 (the 2033 Notes) for an equal amount of 6.65% Senior Notes, Series E due 2033 (the 2033 Exchange Notes), which has been registered under the Securities Act of 1933; to exchange all of its outstanding 3.00% Senior Notes, Series C due 2005 (the 2005 Notes) for an equal amount of 3.00% Senior Notes, Series F due 2005 (the 2005 Exchange Notes), which has been registered under the Securities Act of 1933; and to exchange all of its outstanding Floating Rate Notes, Series A due 2005 (the Floating Notes--together with the 2013 Notes, the 2033 Notes and the 2005 Notes--the Notes) for an equal amount of Floating Rate Notes, Series B due 2005 (the Floating Exchange Notes--together with the 2013 Exchange Notes, the 2033 Exchange Notes and the 2005 Exchange Notes--the Exchange Notes), which has been registered under the Securities Act of 1933.


THE EXCHANGE OFFER

o We will exchange all outstanding Notes that are validly tendered and not validly withdrawn for an equal principal amount of Exchange Notes that are freely tradeable, except in limited circumstances described below.

o You may withdraw tenders of outstanding Notes at any time prior to the expiration of the exchange offer.

o The exchange offer expires at 5:00 p.m., New York City time, on ____________, 2003, unless extended. We do not currently intend to extend the expiration date.

o The exchange of outstanding Notes for Exchange Notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes.

o  We will not receive any proceeds from the exchange offer.

THE EXCHANGE NOTES

o The Exchange Notes are being offered in order to satisfy certain of our obligations under the registration rights agreement entered into in connection with the placement of the outstanding Notes.

o The terms of the Exchange Notes to be issued in the exchange offer are substantially identical to the outstanding Notes, except that the Exchange Notes will be freely tradeable, except in limited circumstances described below.

                            RESALES OF EXCHANGE NOTES

o The Exchange Notes may be sold in the over-the-counter market, in negotiated transactions or through a combination of such methods. We do not plan to list the Exchange Notes on a national market.


If you are a broker-dealer and you receive Exchange Notes for your own account, you must acknowledge that you will deliver a prospectus in connection with any resale of such Exchange Notes. By making such acknowledgement, you will not be deemed to admit that you are an "underwriter" under the Securities Act of 1933. Broker-dealers may use this prospectus in connection with any resale of Exchange Notes received in exchange for outstanding Notes where the outstanding Notes were acquired by the broker-dealer as a result of market-making activities or trading activities. We have agreed to make this prospectus, and any amendment or supplement thereto, available to any such broker-dealer for use in connection with any resale of any Exchange Notes for a period of the lesser of 90 days after the consummation of the exchange offer and the date on which all broker-dealers have sold all Exchange Notes held by them (unless such exchange offer period is extended). A broker-dealer may not participate in the exchange offer with respect to outstanding Notes acquired other than as a result of market-making activities or trading activities. See PLAN OF DISTRIBUTION.

If you are an affiliate of AEP Texas Central Company or are engaged in, or intend to engage in, or have an agreement or understanding to participate in, a distribution of the Exchange Notes, you cannot rely on the applicable interpretations of the Securities and Exchange Commission and you must comply with the registration requirements of the Securities Act of 1933 in connection with any resale transaction.

YOU SHOULD CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 10 OF THIS PROSPECTUS BEFORE PARTICIPATING IN THE EXCHANGE OFFER.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               The date of this prospectus is ____________, 2003.

                                TABLE OF CONTENTS

                                                                            PAGE

About This Prospectus .......................................................  i
Special Note Regarding
   Forward-Looking Statements ...............................................  i
Where You Can Find More Information .........................................  1
Prospectus Summary ..........................................................  2
Risk Factors ................................................................ 10
Ratio of Earnings to Fixed Charges .......................................... 20
Use of Proceeds ............................................................. 20
Selected Historical Consolidated Financial Information ...................... 22
AEP Texas Central Company ................................................... 31
The Exchange Offer .......................................................... 37

Description of the Exchange Notes ........................................... 47
Exchange Offers and Registration Rights ..................................... 54
Certain United States Federal Income Tax Consequences ....................... 56
Ratings ..................................................................... 58
Plan of Distribution ........................................................ 59
Legal Matters ............................................................... 59
Experts ..................................................................... 60

                             ----------------------

                              ABOUT THIS PROSPECTUS

       IN THIS PROSPECTUS, THE TERMS "WE," "OUR," "US," "COMPANY" AND "TEXAS CENTRAL" MEAN AEP TEXAS CENTRAL COMPANY INCLUDING, UNLESS THE CONTEXT OTHERWISE REQUIRES OR AS EXPRESSLY STATED, OUR SUBSIDIARIES. UNLESS THE CONTEXT OTHERWISE REQUIRES, "NOTES" REFERS TO THE OUTSTANDING NOTES AND THE EXCHANGE NOTES.

       You should rely only on the information contained in this document. Neither Texas Central nor the exchange agent has authorized anyone to provide you with information different from that contained in this document. We are not offering to exchange, or soliciting any offers to exchange, securities pursuant to the exchange offer in any jurisdiction in which those offers or exchanges would not be permitted. The information contained in this document is accurate only as of the date of this document regardless of the time of delivery of this document or the time of any exchange of securities in the exchange offer.

       This document incorporates important business and financial information about us from documents filed with the Securities and Exchange Commission that have not been included in or delivered with this document. This information is available without charge upon written or oral request. See WHERE YOU CAN FIND MORE INFORMATION beginning on page 1.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

       This prospectus and the documents it incorporates by reference contain statements that are not historical fact and constitute "forward-looking statements." When we use words like "believes," "expects," "anticipates," "intends," "plans," "estimates," "may," "should" or similar expressions, or when we discuss our strategy or plans, we are making forward-looking statements. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. Our future results may differ materially from those expressed in these forward-looking statements. Although Texas Central believes that in making any such forward-looking statements its expectations are based on reasonable assumptions, such forward-looking statements involve uncertainties and are qualified in their entirety by reference to the following important factors, among others, that could cause Texas Central's actual results to differ materially from those projected in such forward-looking statements:

o Implementation of legislation passed by the Texas legislature to restructure the electric utility industry in Texas, including the determination of stranded costs for generation-related assets;

o  Abnormal weather conditions;

o  Available sources of fuels;

o  The speed and degree to which competition is implemented in our markets;

o New legislation and government regulation, oversight and/or investigation of the energy sector or its participants;

o  Our ability to successfully control our costs;

o  Availability of generating capacity;

o The economic climate and growth in our service territory and changes in market demand and demographic patterns;

o  Inflationary trends;

o  Changes in electricity and gas market prices;

o  Changes in interest rates;

o  Liquidity in the banking, capital and wholesale power markets;

o  Actions of rating agencies;

o Changes in technology, including the increased use of distributed generation within our transmission and distribution service territory; and

o  Other risks and unforeseen events.

YOU ARE CAUTIONED NOT TO RELY UNDULY ON ANY FORWARD-LOOKING STATEMENTS. THESE RISKS AND UNCERTAINTIES ARE DISCUSSED IN MORE DETAIL UNDER RISK FACTORS AND TEXAS CENTRAL INCLUDED HEREIN AND "BUSINESS" AND "MANAGEMENT'S DISCUSSION AND ANALYSIS" IN OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2002, IN OUR QUARTERLY REPORT ON FORM 10-Q FOR THE PERIOD ENDED MARCH 31, 2003, OUR CURRENT REPORT ON FORM 8-K DATED MAY 14, 2003, AND OTHER DOCUMENTS ON FILE WITH THE SEC. YOU MAY OBTAIN COPIES OF THESE DOCUMENTS AS DESCRIBED UNDER WHERE YOU CAN FIND MORE INFORMATION.

                       WHERE YOU CAN FIND MORE INFORMATION

       We file annual, quarterly and special reports and other information with the SEC. You may read and copy any document we file at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. You may also examine our SEC filings through the SEC's web site at http://www.sec.gov.

       The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we sell all the Notes.

       o Annual Report on Form 10-K for the year ended December 31, 2002 (as updated by the Company's Current Report on Form 8-K dated May 14,
          2003);

       o  Quarterly Report on Form 10-Q for the quarter ended March 31, 2003;
          and

       o  Current Report on Form 8-K dated May 14, 2003.

       You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

       Mr. R. Todd Rimmer
       American Electric Power Service Corporation
       1 Riverside Plaza
       Columbus, Ohio 43215
       614-716-1000

       You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. We are not making an offer of these Notes in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

       ANY REQUEST FOR DOCUMENTS SHOULD BE MADE NO LATER THAN [FIVE BUSINESS DAYS BEFORE THE EXPIRATION DATE], 2003 TO ENSURE TIMELY DELIVERY OF SUCH DOCUMENTS PRIOR TO THE EXPIRATION DATE OF THE EXCHANGE OFFER. IN THE EVENT THAT WE EXTEND THE EXCHANGE OFFER, YOU MUST SUBMIT YOUR REQUEST AT LEAST FIVE BUSINESS DAYS BEFORE THE EXPIRATION DATE, AS EXTENDED. If you request any such documents from us, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.

                               PROSPECTUS SUMMARY

         THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS AND DOES NOT CONTAIN ALL OF THE INFORMATION YOU NEED TO CONSIDER. YOU SHOULD READ CAREFULLY THIS ENTIRE PROSPECTUS.

                            AEP TEXAS CENTRAL COMPANY

OVERVIEW

       AEP Texas Central Company (Texas Central), formerly Central Power and Light Company, is a wholly owned subsidiary of American Electric Power Company, Inc. (AEP), engaged in the transmission and distribution of electricity in its service territory located in southern Texas and in the generation and sale of electricity in the Electric Reliability Council of Texas (ERCOT). ERCOT is an intrastate network of retail customers, investor and municipally owned electric utilities, rural electric cooperatives, river authorities, independent generators, power marketers and retail electric providers (REPs). The entire service territory of Texas Central is located in ERCOT. ERCOT's control area consists of much but not all of the State of Texas.

         The State of Texas enacted electricity restructuring legislation Senate Bill 7 (SB7), which requires the legal separation of generation and retail-related assets from transmission and distribution assets. In May 2000, Texas Central and certain affiliates filed a business separation plan with the Public Utility Commission of Texas (PUCT), which, after certain revisions, was subsequently approved by the PUCT and, unless revised by Texas Central, will be implemented upon final regulatory approval by the SEC, which remains pending.

         Currently, Texas Central's operations are:

       o ELECTRIC DISTRIBUTION - Through REPs owned by third parties, Texas Central provides distribution service to approximately 700,000 retail customers in southern Texas. Texas Central's service territory includes 44 counties and covers approximately 44,000 square miles. Distribution services are provided under tariffs approved by the PUCT.

       o ELECTRIC TRANSMISSION - Texas Central's electric transmission business provides non-discriminatory wholesale open access transmission service in ERCOT. ERCOT is an independent system operator wholly within the State of Texas and subject to the jurisdiction of the PUCT. Texas Central charges for the use of its transmission system to deliver power under tariffs approved by the Federal Energy Regulatory Commission (FERC) consistent with the transmission rules of the PUCT.

       o ELECTRIC GENERATION -Texas Central owns 4,497 MW of generating capability including 630 MW of nuclear generation, 686 MW of coal-fired generation, 6 MW of hydro generation and 3,175 MW of natural gas-fired generation. A number of Texas Central's generation assets are jointly owned with third parties. In October 2002, AEP mothballed four gas-fired generation plants with a combined capacity of 1,721 MW; however, one unit was returned to service in July 2003. Texas Central intends to sell all of its generation assets in order to measure their market value for purposes of determining stranded costs, as described under AEP TEXAS CENTRAL COMPANY - STRANDED COST COMPONENT.

       Texas Central is subject to regulation by the SEC under the Public Utility Holding Company Act of 1935 (1935 Act) as a utility owned by an electric holding company registered under the 1935 Act. Texas Central's transmission and distribution rates and services are regulated by the PUCT and the FERC. In addition, Texas Central is also subject to regulation by various federal, state and local governmental agencies.

TEXAS RESTRUCTURING

       Signed into law in June of 1999, SB7 substantially amended the regulatory structure governing electric utilities in Texas in order to allow retail electric competition for all customers. SB7 gave Texas customers the opportunity to choose their REP beginning January 1, 2002, provided a "price to beat" for residential and small commercial customers and required each utility to legally separate into a REP, a power generation company, and a transmission and distribution utility. Under SB7, neither the power generation company nor the REP is subject to traditional cost of service regulation. The transmission and distribution utility remains subject to traditional utility rate regulation by the FERC and the PUCT.

       Under SB7, a REP obtains its electricity from power generation companies, exempt wholesale generators and other generating entities and provides services at generally unregulated rates, except that the prices that may be charged to residential and small commercial customers by REPs affiliated with a utility within the affiliated utility's service area are set by the PUCT until certain conditions in SB7 are met. This set price is referred to as the "price to beat" rate (PTB).

       The PTB rate was required to be offered by an affiliate REP to all residential and small commercial customers (with a peak usage of less than 1,000
KW) effective January l, 2002. The initial PTB was a rate 6% below bundled rates in effect on January 1, 1999 adjusted for any changes in fuel costs as of December 31, 2001. The PTB must be offered to residential and small commercial customers until January 1, 2007. Customers with a peak usage of more than 1,000 KW are not eligible for PTB rates.

       Under SB7, transmission and distribution utilities in Texas whose generation assets were unbundled pursuant to Texas electric restructuring law may recover generation-related regulatory assets and generation-related stranded costs. Recoverable regulatory assets consist of the Texas jurisdictional amount of regulatory assets and liabilities in the audited financial statements as of December 31, 1998, and net stranded costs consist of the positive excess of the net regulated book value of generation assets over the market value of those assets, taking specified factors into account. For more information on stranded costs and regulatory asset recovery, see AEP TEXAS CENTRAL COMPANY - REGULATORY ASSETS AND STRANDED COSTS RECOVERY.

       While customer choice in the non-ERCOT portion of Texas has been delayed either by legislative mandate or order of the PUCT, customer choice in ERCOT has demonstrated some success. As of June 2003, well over 900,000 customers have switched to competitive REPs. In the large commercial and industrial markets, more that 50% of these customers are purchasing their power under a competitive contract.

TEXAS CENTRAL RESTRUCTURING

       SB7 required each Texas utility to submit a plan to legally separate its business activities into an affiliated REP, a power generation company and a transmission and distribution utility. Pursuant to SB7, Texas Central and certain affiliates filed a business separation plan (the Business Separation
Plan) which, after certain revisions, was approved by the PUCT in February 2002. The Business Separation Plan will be implemented, unless revised by Texas Central, upon final regulatory approval by the SEC which is currently pending. The Business Separation Plan provides for the legal transfer of Texas Central's generation-related assets to an affiliate, the formation of various REPs, including Mutual Energy CPL, L.P. (Mutual Energy), and the establishment of Texas Central as the transmission and distribution utility. Mutual Energy was sold in December 2002 to Centrica plc (Centrica). Texas Central intends to sell its generation assets in order to accurately determine its stranded costs in accordance with SB7. For more information on actions taken by Texas Central to comply with the Business Separation Plan, see AEP TEXAS CENTRAL COMPANY - TEXAS CENTRAL RESTRUCTURING.

       We are incorporated in Texas and the address of our principal executive offices is 1 Riverside Plaza, Columbus, Ohio 43215. Our telephone number is
(614) 716-1000.

--------------------------------------------------------------------------------

                   SUMMARY OF THE TERMS OF THE EXCHANGE OFFER

       On February 18, 2003, we completed the private offering of the outstanding Notes. References to the "notes" in this prospectus are references to both the outstanding Notes and the Exchange Notes. This prospectus is part of a registration statement covering the exchange of the outstanding Notes for the Exchange Notes.

       The outstanding Notes were issued and the Exchange Notes offered hereby will be issued under an Indenture dated as of February 1, 2003 between us and Bank One, N.A., as Trustee, as supplemented and amended by supplemental indentures or company orders.

       In connection with the private offering, we entered into a registration rights agreement, dated as of February 1, 2003, with the initial purchasers in the private offering, or the Registration Rights Agreement, in which we agreed, among other things, to deliver this prospectus to you as part of the exchange offer and we agreed to complete the exchange offer within 300 days after the date of original issuance of the outstanding Notes. You are entitled to exchange in the exchange offer your outstanding Notes for Exchange Notes, which are identical in all material respects to the outstanding Notes except:

    o  the Exchange Notes have been registered under the Securities Act;

    o the Exchange Notes are not entitled to certain registration rights which are applicable to the outstanding Notes under the Registration Rights Agreement; and

    o  the special interest premium is no longer applicable.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

The Exchange Offer.....................  We are offering to exchange up to
                                         $275,000,000 aggregate principal amount
                                         of 2013 Exchange Notes for up to
                                         $275,000,000 aggregate principal amount
                                         of outstanding 2013 Notes, to exchange
                                         up to $275,000,000 aggregate principal
                                         amount of 2033 Exchange Notes for up to
                                         $275,000,000 aggregate principal amount
                                         of outstanding 2033 Notes, to exchange
                                         up to $150,000,000 aggregate principal
                                         amount of 2005 Exchange Notes for up to
                                         $150,000,000 aggregate principal amount
                                         of outstanding 2005 Notes, and to
                                         exchange up to $100,000,000 aggregate
                                         principal amount of Floating Exchange
                                         Notes for up to $100,000,000 aggregate
                                         principal amount of outstanding
                                         Floating Notes. Outstanding Notes may
                                         be exchanged only in integral multiples
                                         of $1,000.

Resale.................................  Based on an interpretation by the staff of the Securities and Exchange
                                         Commission, or the SEC, set forth in
                                         no-action letters issued to third
                                         parties, we believe that the Exchange
                                         Notes issued pursuant to the exchange
                                         offer in exchange for outstanding Notes
                                         may be offered for resale, resold and
                                         otherwise transferred by you (unless
                                         you are an "affiliate" of Texas Central
                                         within the meaning of Rule 405 under
                                         the Securities Act) without compliance
                                         with the registration and prospectus
                                         delivery provisions of the Securities
                                         Act, provided that you are acquiring
                                         the Exchange Notes in the ordinary
                                         course of your business and that you
                                         have not engaged in, do not intend to
                                         engage in, and have no arrangement or
                                         understanding with any person to
                                         participate in, a distribution of the
                                         Exchange Notes.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                         Each participating broker-dealer that
                                         receives Exchange Notes for its own
                                         account pursuant to the exchange offer
                                         in exchange for outstanding Notes that
                                         were acquired as a result of
                                         market-making or other trading activity
                                         must acknowledge that it will deliver a
                                         prospectus in connection with any
                                         resale of the Exchange Notes. See PLAN
                                         OF DISTRIBUTION.

                                         Any holder of outstanding Notes who:

                                         o  is an affiliate of Texas Central,

                                         o  does not acquire Exchange Notes in
                                            the ordinary course of its business,
                                            or

                                         o  tenders in the exchange offer with
                                            the intention to participate, or for
                                            the purpose of participating, in a
                                            distribution of Exchange Notes


                                         cannot rely on the position of the
                                         staff of the SEC enunciated in EXXON
                                         CAPITAL HOLDINGS CORPORATION, MORGAN
                                         STANLEY & CO. INCORPORATED or similar
                                         no-action letters and, in the absence
                                         of an exemption therefrom, must comply
                                         with the registration and prospectus
                                         delivery requirements of the Securities
                                         Act in connection with the resale of
                                         the Exchange Notes.

Expiration Date; Withdrawal of Tender... The exchange offer will expire at 5:00
                                         p.m., New York City time, on
                                         ____________, 2003, or such later date
                                         and time to which we extend it, which
                                         date we refer to as the "expiration
                                         date." We do not currently intend to
                                         extend the expiration date. A tender of
                                         outstanding Notes pursuant to the
                                         exchange offer may be withdrawn at any
                                         time prior to the expiration date. Any
                                         outstanding Notes not accepted for
                                         exchange for any reason will be
                                         returned without expense to the
                                         tendering holder promptly after the
                                         expiration or termination of the
                                         exchange offer. Certain Conditions to
                                         the Exchange Offer... The exchange
                                         offer is subject to customary
                                         conditions, which we may waive. Please
                                         read the section of this prospectus
                                         captioned "The Exchange Offer - Certain
                                         Conditions to the Exchange Offer" for
                                         more information regarding the
                                         conditions to the exchange offer.

Procedures for Tendering
  Outstanding Notes..................... If you wish to participate in the exchange offer, you must complete, sign
                                         and date the accompanying letter of
                                         transmittal, or a facsimile of the
                                         letter of transmittal according to the
                                         instructions contained in this
                                         prospectus and the letter of
                                         transmittal. You must also mail or
                                         otherwise deliver the letter of
                                         transmittal, or a facsimile of the
                                         letter of transmittal, together with
                                         the outstanding Notes and any other
                                         required documents, to the exchange
                                         agent at the address set forth on the
                                         cover page of the letter of
                                         transmittal. If you hold outstanding
                                         Notes through The Depository Trust
                                         Company, or DTC, and wish to
                                         participate in the exchange offer, you
                                         must comply with the Automated Tender
                                         Offer Program procedures of DTC, by
                                         which you will agree to be bound by the
                                         letter of transmittal. By signing, or
                                         agreeing to be bound by the letter of
                                         transmittal, you will represent to us
                                         that, among other things:

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                                       5
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                                         o  any Exchange Notes that you receive
                                            will be acquired in the ordinary
                                            course of your business;

                                         o  you have no arrangement or
                                            understanding with any person or
                                            entity to participate in a
                                            distribution of the Exchange Notes;

                                         o  if you are a broker-dealer that will
                                            receive Exchange Notes for your own
                                            account in exchange for outstanding
                                            Notes that were acquired as a result
                                            of market-making activities, that
                                            you will deliver a prospectus, as
                                            required by law, in connection with
                                            any resale of such Exchange Notes;
                                            and

                                         o  you are not an "affiliate," as
                                            defined in Rule 405 of the
                                            Securities Act, of Texas Central or,
                                            if you are an affiliate, you will
                                            comply with any applicable
                                            registration and prospectus delivery
                                            requirements of the Securities Act.

Special Procedures for
  Beneficial Owners..................... If you are a beneficial owner of outstanding Notes that are registered
                                         in the name of a broker, dealer,
                                         commercial bank, trust company or other
                                         nominee, and you wish to tender such
                                         outstanding Notes in the exchange
                                         offer, you should contact such
                                         registered holder promptly and instruct
                                         such registered holder to tender on
                                         your behalf. If you wish to tender on
                                         your own behalf, you must, prior to
                                         completing and executing the letter of
                                         transmittal and delivering your
                                         outstanding Notes, either make
                                         appropriate arrangements to register
                                         ownership of the outstanding Notes in
                                         your name or obtain a properly
                                         completed bond power from the
                                         registered holder. The transfer of
                                         registered ownership may take
                                         considerable time and may not be able
                                         to be completed prior to the expiration
                                         date.

Guaranteed Delivery Procedures.......... If you wish to tender your outstanding
                                         Notes and (i) your outstanding Notes
                                         are not immediately available or (ii)
                                         you cannot deliver your outstanding
                                         Notes, the letter of transmittal or any
                                         other documents required by the letter
                                         of transmittal or (iii) you cannot
                                         comply with the applicable procedures
                                         under DTC's Automated Tender Offer
                                         Program prior to the expiration date,
                                         you must tender your outstanding Notes
                                         according to the guaranteed delivery
                                         procedures set forth in this prospectus
                                         under THE EXCHANGE OFFER - GUARANTEED
                                         DELIVERY PROCEDURES.

Effect on Holders of Outstanding Notes.. As a result of the making of, and upon acceptance for exchange of all validly
                                         tendered outstanding Notes pursuant to
                                         the terms of the exchange offer, we
                                         will have fulfilled a covenant
                                         contained in the Registration Rights
                                         Agreement and, accordingly, there will
                                         be no increase in the interest rate on
                                         the outstanding Notes under the
                                         circumstances described in the
                                         Registration Rights Agreement. If you
                                         are a holder of outstanding Notes and
                                         you do not tender your outstanding
                                         Notes in the exchange offer, you will
                                         continue to hold such outstanding Notes
                                         and you will be entitled to all the
                                         rights and limitations applicable to
                                         the outstanding Notes in the Indenture,
                                         except for any rights under the
                                         Indenture or the Registration Rights
                                         Agreement that by their terms terminate
                                         upon the consummation of the exchange
                                         offer.

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                                       6
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                                         To the extent that outstanding Notes
                                         are tendered and accepted in the
                                         exchange offer, the trading market for
                                         outstanding Notes could be adversely
                                         affected.

Consequences of Failure to Exchange..... All untendered outstanding Notes will continue to be subject to the
                                         restrictions on transfer provided for
                                         in the outstanding Notes and in the
                                         Indenture. In general, the outstanding
                                         Notes may not be offered or sold,
                                         unless registered under the Securities
                                         Act, except pursuant to an exemption
                                         from, or in a transaction not subject
                                         to, the Securities Act and applicable
                                         state securities laws. We do not
                                         currently anticipate that we will
                                         register the outstanding Notes under
                                         the Securities Act.

Certain Income Tax Considerations....... The exchange of outstanding Notes for
                                         Exchange Notes in the exchange offer
                                         will not be a taxable event for United
                                         States federal income tax purposes. See
                                         CERTAIN UNITED STATES FEDERAL INCOME
                                         TAX CONSIDERATIONS.

Use of Proceeds......................... We will not receive any cash proceeds from the issuance of Exchange Notes
                                         pursuant to the exchange offer.

Exchange Agent.......................... Bank One, N.A. is the exchange agent for the exchange offer. The address and
                                         telephone number of the exchange agent
                                         are set forth in the section of this
                                         prospectus captioned THE EXCHANGE OFFER
                                         - EXCHANGE AGENT.

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                                       7
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                   SUMMARY OF THE TERMS OF THE EXCHANGE NOTES

Issuer...........................  AEP Texas Central Company.

The Exchange Notes...............  $275,000,000 principal amount of 5.50% Senior
                                   Notes, Series D due 2013, $275,000,000
                                   principal amount of 6.65% Senior Notes,
                                   Series E due 2033, $150,000,000 principal amount of 3.00% Senior Notes, Series F due 2005, $100,000,000 principal amount of Floating Rate Notes, Series B due 2005.

Maturity.........................  February 15, 2013 for the 2013 Exchange
                                   Notes, February 15, 2033 for the 2033
                                   Exchange Notes, February 15, 2005 for the
                                   2005 Exchange Notes and February 15, 2005 for the Floating Exchange Notes.

Interest Rate....................  5.50% per annum for the 2013 Exchange Notes,
                                   6.65% per annum for the 2033 Exchange Notes, 3.00% per annum for the 2005 Exchange Notes and a floating rate as described under DESCRIPTION OF THE EXCHANGE NOTES - PRINCIPAL AMOUNT, MATURITY AND INTEREST OF THE FLOATING EXCHANGE NOTES.

Interest Payment Dates...........  February 15 and August 15 of each year, beginning on [August] 15, 2003 for the 2013
                                   Exchange Notes, the 2033 Exchange Notes and the 2005 Exchange Notes. February 15, May 15, August 15 and November 15 of each year, beginning on [August 15], 2003 for the Floating Exchange Notes.

Legal Separation.................  The State of Texas has enacted restructuring legislation which requires the legal
                                   separation of our generation-related assets
                                   (Generation-Related Business) from our
                                   electric transmission and
                                   distribution-related assets. The Notes will continue to be the obligations of Texas Central even if our Generation-Related Business is transferred or sold, whether or not our Generation-Related Business constitutes "substantially all" of our total assets. See DESCRIPTION OF THE EXCHANGE NOTES
                                   - CONSOLIDATION, MERGER OR SALE.

Ranking..........................  The Exchange Notes are unsecured and will rank equally with all our unsecured and
                                   unsubordinated indebtedness and will be
                                   effectively subordinated to all of our
                                   secured debt, including approximately
                                   $118,000,000 of first mortgage bonds
                                   outstanding as of June 30, 2003.

Ratings..........................  The Exchange Notes are assigned a rating of
                                   Baa2 (stable outlook) by Moody's Investors
                                   Service, Inc. (Moody's), BBB (stable outlook) by Standard & Poor's Ratings Service (S&P) and A- (stable outlook) by Fitch Ratings, Inc. (Fitch). Ratings from credit agencies are not recommendations to buy, sell or hold our securities and may be subject to revision or withdrawal at any time by the rating agency and should be evaluated independently of any other ratings.

Optional Redemption..............  We may redeem the 2013 Exchange Notes, the
                                   2033 Exchange Notes and the 2005 Exchange
                                   Notes at any time, in whole or in part, at a "make whole" redemption price equal to the greater of (1) the principal amount being redeemed or (2) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes being redeemed, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined in DESCRIPTION OF THE EXCHANGE NOTES), plus 25 basis points in the case of the 2013 Exchange Notes, plus 30 basis points in the case of the 2033 Exchange Notes, and 20 basis points in the case of the 2005 Exchange Notes, plus in each case accrued and unpaid interest to the redemption date.

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                                       8
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                                   The Floating Exchange Notes are not subject
                                   to optional redemption.

Consolidation, Merger or Sale....  We may merge or consolidate with any corporation or sell all or substantially all of our assets as an entirety as long as the successor or purchaser expressly assumes the payment of principal, premium, if any, and interest on the Exchange Notes; provided, however, that if our Generation-Related Business is transferred or sold (whether or not the Generation-Related Business constitutes "substantially all" of our total assets), the Exchange Notes will continue to be the obligations of Texas Central. See DESCRIPTION OF THE EXCHANGE NOTES - CONSOLIDATION, MERGER OR SALE.

Limitation on Secured Debt.......  Subject to certain permitted issuances, so long as any of the Exchange Notes are
                                   outstanding, we will not create or permit to be created or to exist or permit any of our subsidiaries to create or to permit to exist any additional mortgage, pledge, security interest, or other lien on any utility properties or tangible assets now owned or hereafter acquired by us or our subsidiaries to secure any indebtedness for borrowed money, without providing that the outstanding Notes will be similarly secured. See DESCRIPTION OF THE EXCHANGE NOTES - LIMITATION ON SECURED DEBT.

Use of Proceeds..................  There will be no cash proceeds to us from the exchange offer.

Form and Denomination............  The Notes of each series will be issuable in denominations of $1,000 or any integral
                                   multiples of $1,000 in excess thereof.

Trustee..........................  Bank One, N.A.

Governing Law....................  The Indenture and the Notes will be governed by, and construed in accordance with, the laws of the State of New York.

       You should carefully consider the risk factors set forth under the caption of this "Risk Factors" and the other information included in this prospectus before tendering your outstanding Notes in the exchange offer.

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                                       9

                                  RISK FACTORS

       YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS AND OTHER INFORMATION CONTAINED IN THIS PROSPECTUS BEFORE DECIDING TO TENDER OUTSTANDING NOTES IN THE EXCHANGE OFFER. THE RISK FACTORS SET FORTH BELOW ARE GENERALLY APPLICABLE TO THE OUTSTANDING NOTES AS WELL AS THE EXCHANGE NOTES. ANY OF THESE RISKS COULD MATERIALLY ADVERSELY AFFECT OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS, WHICH COULD IN TURN MATERIALLY ADVERSELY AFFECT THE PRICE OF THE BONDS.

                      RISKS RELATED TO THE EXCHANGE OFFER

IF YOU CHOOSE NOT TO EXCHANGE YOUR OUTSTANDING NOTES, THE PRESENT TRANSFER RESTRICTIONS WILL REMAIN IN FORCE AND THE MARKET PRICE OF YOUR OUTSTANDING NOTES COULD DECLINE.

       If you do not exchange your outstanding Notes for Exchange Notes under the exchange offer, then you will continue to be subject to the transfer restrictions on the outstanding Notes as set forth in the offering memorandum distributed in connection with the private offering of the outstanding Notes. In general, the outstanding Notes may not be offered or sold unless they are registered or exempt from registration under the Securities Act and applicable state securities laws. Except as required by the Registration Rights Agreement, we do not intend to register resales of the outstanding Notes under the Securities Act. You should refer to PROSPECTUS SUMMARY - SUMMARY OF TERMS OF THE EXCHANGE OFFER and THE EXCHANGE OFFER for information about how to tender your outstanding Notes.

       The tender of outstanding Notes under the exchange offer will reduce the principal amount of the outstanding Notes outstanding, which may have an adverse effect upon, and increase the volatility of, the market price of the outstanding Notes due to a reduction in liquidity.

YOU MUST FOLLOW THE EXCHANGE OFFER PROCEDURES CAREFULLY IN ORDER TO RECEIVE THE EXCHANGE NOTES.

       If you do not follow the procedures described herein, you will not receive the Exchange Notes. The Exchange Notes will be issued to you in exchange for your outstanding Notes only after timely receipt by the exchange agent of:


    o a properly completed and executed letter of transmittal and all other required documents; or

    o a book-entry delivery by electronic transmittal of an agent's message through DTC.

       If you want to tender your outstanding Notes in exchange for Exchange Notes, you should allow sufficient time to ensure timely delivery. No one is under any obligation to give you notification of defects or irregularities with respect to tenders of outstanding Notes for exchange. For additional information, please refer to the sections captioned THE EXCHANGE OFFER and PLAN OF DISTRIBUTION in this prospectus.

         RISKS RELATED TO OUR REGULATED BUSINESS AND EVOLVING REGULATION

WE OPERATE IN A NON-UNIFORM AND FLUID REGULATORY ENVIRONMENT.

       The restructuring legislation of Texas requires vertically integrated utilities to legally separate their generation and retail-related assets from their transmission and distribution related assets. Accordingly, we submitted the Business Separation Plan with the PUCT that was ultimately approved in February 2002. We have received all necessary regulatory approvals with the exception of the SEC, which is still pending. Additionally, the Nuclear Regulatory Commission (NRC) will have to approve the transfer of our interest in the South Texas Project Nuclear Plant (STP) to a non-affiliate as contemplated in our December 2002 application to the PUCT seeking approval to divest our generation assets. The Business Separation Plan is based on the regulatory framework as described under AEP TEXAS CENTRAL COMPANY - TEXAS RESTRUCTURING and assumes that deregulated generation will not be re-regulated. There can be no assurance that Texas will not reverse such policies. In addition to the multiple levels of regulation at the state level in which we operate, our business is subject to extensive federal regulation. There can be no assurance that recent federal legislative and regulatory initiatives which have generally facilitated competition in the energy sector will continue or will not be reversed. Further alteration of the regulatory landscape in which we operate will impact the effectiveness of the Business Separation Plan and may, because of the continued uncertainty, harm our financial condition and results of operations.

THERE IS UNCERTAINTY AS TO OUR RECOVERY OF DEFERRED FUEL BALANCES AND STRANDED COSTS.

       The PUCT review and reconciliation of retail fuel clause recovery was eliminated in the ERCOT area of Texas effective January 1, 2002. On December 2, 2002 Texas Central filed a final fuel reconciliation plan with the PUCT to reconcile its fuel costs for the period July 1, 1998 through December 31, 2001. The ultimate recovery of deferred fuel balances at December 31, 2001 will be decided as part of a PUCT-required true-up proceeding in 2004 (the 2004 true-up proceeding). If the final under-recovered fuel balances or any amounts incurred but not yet reconciled are disallowed, it would harm our financial condition and diminish our results of operations. We have reported in a fuel reconciliation that we filed with the PUCT an over-recovery of fuel and related costs of $63.5 million and a total $1.6 billion in fuel expenses to be reconciled. Recommendations from intervening parties were received in April 2003 and hearings were held in May 2003. Intervening parties have recommended disallowances totaling $170 million. In May 2003, the PUCT addressed the final fuel reconciliation of our affiliate and issued rulings on issues that may also be applicable to our proceeding. We established a reserve for potential adverse rulings of $27 million, which reserve may be increased by up to $10 million as a result of the ruling issued to our affiliate. A final order is expected in late 2003.

       As a part of restructuring in Texas, electric utilities are allowed to recover stranded generation costs including generation-related regulatory assets. Texas Central included regulatory assets not approved for securitization in its request for recovery of $1.1 billion of stranded costs. After hearings on the issue of stranded costs in a proceeding to establish restructured rates for Texas Central, the PUCT ruled in October 2001 that its current estimate of our stranded costs was negative $615 million. As a result of this stranded cost determination, the PUCT ordered Texas Central to refund $55 million of estimated excess earnings for the period 1999 through 2002 to customers through a credit applied to distribution rates over a five-year period. Texas Central appealed the PUCT's estimate of stranded costs and refund of excess earnings, among other issues, to the Travis County District Court. The District Court affirmed the PUCT, except that it held that the refund of excess earnings should also be reflected in the rates of REPs. The District Court's decision has been be appealed to the Texas Third Court of Appeals.

       The final amount of stranded costs will be established by the PUCT in the 2004 true-up proceeding. For the purpose of determining stranded costs, we intend to sell the generation assets of Texas Central. In order to use the sale of assets valuation method, that subsidiary must sell all of its generating assets including its interest in the STP nuclear generating facility. If we do not sell the generation assets, we intend to pursue the use of a combination of other market valuation methods. The 2004 true-up proceeding is currently scheduled for September of 2004 or 60 days after the divestiture of the generation assets is completed,. The amount of stranded costs under this methodology will be the amount by which the net book value of Texas Central's generating assets including regulatory assets and liabilities that were not securitized exceed the market value of the generation assets as measured by the net proceeds from the sale of assets.

       If our total stranded costs determined in the 2004 true-up proceeding are less than the amount of securitized regulatory assets, the PUCT can implement an offsetting credit to transmission and distribution rates charged for transmission and distribution service. The Texas Third Court of Appeals ruled in February 2003 that any negative stranded costs in excess of securitized regulatory assets cannot be refunded to customers under SB7, the Texas electricity restructuring legislation. In addition, the Court ruled that negative stranded costs cannot be offset against other true-up adjustments including final under-recovered fuel amounts. An offsetting credit, if imposed, would limit our recovery of regulatory assets and may harm our results of operations and financial condition.

       Management believes that we will have stranded costs in 2004, and that the current treatment of excess earnings will be amended at that time. In addition to our appeal of the PUCT's estimate of stranded costs and refund of excess earnings, unaffiliated parties also appealed the PUCT's refund order contending the entire $615 million of negative stranded costs should be refunded presently. Management is unable to predict the outcome of this litigation. An unfavorable ruling would harm our results of operations, cash flows and possibly financial condition.

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


THE CORPORATE SEPARATION PLANS AEP HAS SUBMITTED TO COMPLY WITH THE TEXAS UNBUNDLING LAWS MAY NOT BE APPROVED.

       Texas has enacted laws that generally require the legal separation of previously vertically integrated electric utilities into non-regulated and regulated components. AEP has filed requests with the FERC and SEC to complete our corporate separation plan to separate our regulated and non-regulated businesses. Significant portions of those requests incorporate the separation plans which have been approved in Texas to bring us into compliance with SB7. Certain industrial and wholesale customers and state utility commissions intervened to oppose our corporate separation filings at the FERC. A settlement agreement was reached and approved by the FERC on September 26, 2002. SEC approval, however, remains pending. In September 2002, the Arkansas Public Service Commission intervened at the SEC, which may extend the length of time needed for the SEC review. We can give no assurance that the SEC (i) will approve AEP's restructuring application, or (ii) will not impose material adverse terms as a condition to its approval of AEP's restructuring application.

WE ARE SUBJECT TO ADDITIONAL COSTS DUE TO TRANSMISSION CONGESTION THAT WE CAUSE.

       The ERCOT independent transmission operator imposes transmission congestion charges when the scheduling of power from our facilities creates congestion requiring the redispatch of scheduled power flows in ERCOT. Power schedules are submitted to the ERCOT independent transmission operator on an hourly basis. When power cannot be delivered as scheduled as a result of congestion on the transmission network in ERCOT, ERCOT makes payments to generators in ERCOT to either decrease generation or increase generation. The resulting payments are assigned to the entities whose scheduled power flows resulted in congestion on the transmission system. We are subject to financial risk for the payment of transmission congestion charges imposed by ERCOT.

THE MERGER OF AEP WITH OUR PARENT, CENTRAL AND SOUTH WEST CORPORATION (CSW), MAY ULTIMATELY BE FOUND TO VIOLATE THE 1935 ACT.

       AEP acquired CSW in a merger completed on June 15, 2000. Among the more significant assets AEP acquired as a result of the merger were four additional domestic electric utility companies, including Texas Central. On January 18, 2002, the U.S. Court of Appeals for the District of Columbia ruled that the SEC's June 14, 2000 order approving the merger failed to properly find that the merger meets the requirements of the 1935 Act and sent the case back to the SEC for further review. Specifically, the court told the SEC to revisit its conclusion that the merger met the 1935 Act requirement that the electric utilities be "physically interconnected" and confined to a "single area or region."

       We believe that the merger meets the requirements of the 1935 Act and expect the matter to be resolved favorably. We intend to fully cooperate with the staff of the SEC in supplementing the record, if necessary, to ensure the merger complies with the 1935 Act. We can give no assurance, however, that: (i) the SEC or any applicable court review will find that the merger complies with the 1935 Act, or (ii) the SEC or any applicable court review will not impose material adverse conditions on us in order to find that the merger complies with the 1935 Act. If the merger were ultimately found to violate the 1935 Act, it may require remedial actions or asset divestitures which may harm our results of operations or financial condition.

WE ARE OPERATING IN A NEW MARKET ENVIRONMENT WHICH IS CONTINUING TO CHANGE.

       The retail competitive electric market in Texas began in January 2002. Texas Central, the PUCT, ERCOT and other market participants have experienced numerous operational problems as the new retail competitive market has started. These difficulties include delays in the switching of some customers from one REP to another and delays in billing customers. These difficulties create uncertainty as to the amount of transmission and distribution charges owed by each REP, which may cause payment of those amounts to be delayed. In addition, the PUCT has revised rules governing the retail competitive market or is in the process of reviewing competition rules that could impact our transmission and distribution operations. To date these difficulties have not been material. However, the resolution of these issues ultimately could harm our revenues and results of operations.

          RISKS RELATED TO OUR TRANSMISSION AND DISTRIBUTION BUSINESSES

COLLECTION OF OUR REVENUES IS CONCENTRATED IN A LIMITED NUMBER OF REPS.

       Our revenues from the distribution of electricity are collected from REPs that supply the electricity we distribute to their customers. Currently, we do business with approximately 49 REPs. Adverse economic conditions, structural problems in the new Texas market or financial difficulties of one or more REPs could impair the ability of these REPs to pay for our services or could cause them to delay such payments. We depend on these REPs for timely remittance of payments. Any delay or default in payment could adversely affect the timing and receipt of our cash flows and thereby have an adverse effect on our liquidity. We anticipate that more than half of our revenues from REPs for 2003 will come from Mutual Energy, our formerly affiliated REP, that was sold to an affiliate of Centrica in December 2002.

OUR HISTORICAL FINANCIAL RESULTS AS THE UNINCORPORATED ELECTRIC TRANSMISSION AND DISTRIBUTION DIVISION OF TEXAS CENTRAL ARE NOT REPRESENTATIVE OF OUR EXPECTED FUTURE RESULTS.

       We have limited experience operating as a transmission and distribution utility in a deregulated electricity market in which we are subject to rate regulation. The pro forma financial information we have included in this prospectus does not necessarily reflect what our financial position, results of operations and cash flows would have been had we been a separate transmission and distribution subsidiary during the periods presented. Although our transmission and distribution operations will have had an operating history at the time of the transfer or sale of our generation assets, the pro forma financial information relating to these operations reflects the transmission and distribution of electricity as part of an integrated utility in a regulated electricity market. We may experience significant changes in our cost structure, funding and operations as a result of the transfer or sale of our generation assets and/or operating on a legally separated basis, including increased costs associated with reduced economies of scale.

REGULATION OF TRANSMISSION AND DISTRIBUTION RATES MAY DELAY OR DENY OUR FULL RECOVERY OF OUR COSTS.

       Our rates are regulated by the PUCT and current rates are based on expenses forecasted for 2002. Thus, the rates we are allowed to charge may or may not match our expenses at any given time. While rate regulation in Texas is premised on providing a reasonable opportunity to earn a reasonable rate of return on invested capital, there can be no assurance that the PUCT regulatory process in which rates are determined will always result in rates that will produce full recovery of our actual costs. On June 26, 2003, the City of McAllen requested that Texas Central provide justification showing that its transmission and distribution rates should not be reduced. Other municipalities served by Texas Central have passed similar rate review resolutions. In Texas, municipalities have original jurisdiction over rates of electric utilities within their municipal limits. However, under Texas law, Texas Central has 120 days to provide the municipalities support for its rates and may appeal to the PUCT any rate change by the municipalities. An agreement has been reached with these parties to file the required rate filing package on November 3, 2003, at which time Texas Central has agreed to file for a rate change with the PUCT. Texas Central believes that no rate reduction is justified and that a rate increase may be warranted.

TRANSMISSION AND DISTRIBUTION REVENUES AND RESULTS OF OPERATIONS ARE SEASONAL.

       A portion of our revenues is derived from rates that we collect from each REP based on the amount of electricity we distribute on behalf of each REP. Thus, our revenues and results of operations are subject to seasonality, weather conditions and other changes in electricity usage.

TRANSMISSION AND DISTRIBUTION REVENUES AND RESULTS OF OPERATIONS ARE SUBJECT TO RISKS THAT ARE BEYOND OUR CONTROL.

       The cost of repairing damage to our facilities due to storms, natural disasters, wars, terrorist acts and other catastrophic events, in excess of reserves established for such repairs, may harm our revenues, operating and capital expenses and results of operations.

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TECHNOLOGICAL CHANGE MAY MAKE ALTERNATIVE ENERGY SOURCES MORE ATTRACTIVE AND MAY
ADVERSELY AFFECT OUR REVENUES AND RESULTS OF OPERATIONS.

       The continuous process of technological development may result in the introduction to retail customers of economically attractive alternatives to purchasing electricity through our distribution facilities. Manufacturers of self-generation facilities continue to develop smaller-scale, more-fuel-efficient generating units that can be cost-effective options for retail customers with smaller electric energy requirements. Any reduction in the amount of electric energy we distribute as a result of these technologies may have an adverse impact on our results of operations and financial condition.

                    RISKS RELATED TO OUR GENERATION BUSINESS

         In December 2002, we filed a plan of divestiture with the PUCT proposing to sell all of our power generation assets, including our ownership interest in STP. Divestiture of our interest in STP to a non-affiliate will require NRC approval. We are selling these assets to accurately determine our level of stranded costs. We can give no assurance as to regulatory approval of our divestiture plan. The following risk factors appearing under this subheading should be read in light of these facts.

WE MAY NOT BE ABLE TO RESPOND EFFECTIVELY TO COMPETITION.

       We may not be able to respond in a timely or effective manner to the many changes in the power industry that may occur as a result of regulatory initiatives to increase competition. These regulatory initiatives may include changes in the structure of the deregulated electricity market in Texas. To the extent that competition increases, our profit margins may be negatively affected. Industry deregulation and privatization may not only continue to facilitate the current trend toward consolidation in the utility industry but may also encourage the disaggregation of other vertically integrated utilities into separate generation, transmission and distribution businesses. As a result, additional competitors in our industry may be created, and we may not be able to maintain our revenues and earnings levels.

       While demand for power is generally increasing throughout the United States, the rate of construction and development of new, more efficient electric generation facilities has exceeded increases in demand in the ERCOT electric market. The start-up of new facilities in the ERCOT market in which we have facilities could increase competition in the wholesale power market in that region, which could harm our business, results of operations and financial condition. Texas Central has placed four gas plants in long-term storage in response to low market prices in the ERCOT market; one unit, however, was returned to service in July 2003. Four other gas plants are currently operating pursuant to contracts with ERCOT that provide for the cost of operating those units. ERCOT uses the generation from these contracts to maintain system reliability. However, these contracts expire at the end of 2003 and may not be extended depending on reliability assessment of the ERCOT independent system operator.

WE ARE EXPOSED TO NUCLEAR GENERATION RISK.

       Our interest in STP equates to 630MW, or 14% of our generation capacity. We are, therefore, also subject to the risks of nuclear generation, which include the following:

       - the potential harmful effects on the environment and human health resulting from the operation of nuclear facilities and the storage, handling and disposal of radioactive materials;

       - limitations on the amounts and types of insurance commercially available to cover losses that might arise in connection with our nuclear operations or those of others in the United States;

       - uncertainties with respect to contingencies and assessment amounts if insurance coverage is inadequate;

       - uncertainties with respect to the technological and financial aspects of decommissioning nuclear plants at the end of their licensed lives; and

       -  potential acts of terrorism against the unit.

       The NRC has broad authority under federal law to impose licensing and safety-related requirements for the operation of nuclear generation facilities. In the event of non-compliance, the NRC has the authority to impose fines or shut down a unit, or both, depending upon its assessment of the severity of the situation, until compliance is achieved. Revised safety requirements promulgated by the NRC could necessitate substantial capital expenditures at nuclear plants such as ours. In addition, although we have no reason to anticipate a serious nuclear incident at our plants, if an incident did occur, it could harm our results of operations or financial condition. A major incident at a nuclear facility anywhere in the world could cause the NRC to limit or prohibit the operation or licensing of any domestic nuclear unit. One of two units of STP was brought offline in March 2003 in order to address certain leaks that were discovered during a refueling outage. The NRC must approve our remedial efforts before this unit is returned to service and management cannot predict when this unit will be returned to service.

WE HAVE LIMITED ABILITY TO PASS ON TO OUR CUSTOMERS OUR COSTS OF PRODUCTION.

       We are exposed to risk from changes in the market prices of coal and natural gas used to generate power where generation is no longer regulated. Increases in environmental compliance costs and generating unit outage costs can only be recovered through competitive market prices. To the extent that we cannot raise our prices to cover increased costs, our financial condition and results of operation may be harmed.

CHANGES IN TECHNOLOGY MAY SIGNIFICANTLY AFFECT OUR BUSINESS BY MAKING OUR POWER PLANTS LESS COMPETITIVE.

       A key element of our business model is that generating power at central power plants achieves economies of scale and produces power at relatively low cost. There are other technologies that produce power, most notably fuel cells, microturbines, windmills and photovoltaic (solar) cells. It is possible that advances in technology will reduce the cost of alternative methods of producing power to a level that is competitive with that of most central power station electric production. If this were to happen and if these technologies achieved economies of scale, our market share could be eroded, and the value of our power plants could be reduced. Changes in technology could also alter the channels through which retail electric customers buy power, thereby harming our results or operation and financial condition.

CHANGES IN COMMODITY PRICES MAY INCREASE OUR COST OF PRODUCING POWER OR DECREASE THE AMOUNT WE RECEIVE FROM SELLING POWER, HARMING OUR FINANCIAL PERFORMANCE.

       We are heavily exposed to changes in the price and availability of natural gas because natural gas-fired facilities comprise approximately 70% of our generating capability, which increases our exposure to the more volatile market prices of natural gas. Coal-fired generating facilities comprise approximately 15% of our generating capability increasing our exposure to changes in coal prices.

       Changes in the cost of coal or natural gas and changes in the relationship between those costs and the market prices of power will affect our financial results. Since the price we obtain for electricity may not change at the same rate as the change in coal or natural gas costs, we may be unable to pass on the changes in costs to our customers.

       In addition, actual power prices and fuel costs will differ from those assumed in financial projections used to initially value our trading and marketing transactions, and those differences may be material. As a result, our results of operation and financial condition may be harmed may be diminished in the future as those transactions are marked to market.

AT TIMES, DEMAND FOR POWER COULD EXCEED OUR SUPPLY CAPACITY.

       We are currently obligated to supply power as a result of our contracts with certain wholesale customers and with Mutual Energy. From time to time the demand for power required to meet these obligations exceeds our available generating capacity. When this occurs, we have to buy power on the market. Our power supply contracts may not always have the ability to pass these costs on to our customers. Since these situations most often occur during periods of peak demand, it is possible that the market price for power at that time may be very high. Utilities that do not own or purchase sufficient available capacity during such periods incur losses in sourcing incremental power. Even if a supply shortage was brief, we could suffer substantial losses that could diminish our results of operations.

OUR COSTS OF COMPLIANCE WITH ENVIRONMENTAL LAWS ARE SIGNIFICANT, AND THE COST OF COMPLIANCE WITH FUTURE ENVIRONMENTAL LAWS COULD HARM OUR CASH FLOW AND PROFITABILITY.

       Our operations are subject to extensive federal, state and local environmental statutes, rules and regulations relating to air quality, water quality, waste management, natural resources and health and safety. Compliance with these legal requirements requires us to commit significant capital toward environmental monitoring, installation of pollution control equipment, emission fees and permits at all of our facilities. These expenditures have been significant in the past and we expect that they will increase in the future. Costs of compliance with environmental regulations could harm our industry, our business and our results of operations and financial position, especially if emission and/or discharge limits are tightened, more extensive permitting requirements are imposed, additional substances become regulated and the number and types of assets we operate increase.

       Many of our contracts with wholesale customers do not permit us to recover additional capital and other costs incurred by us to comply with new environmental regulations. Due to the deregulation of our generation, we cannot recover through rates additional eligible capital costs incurred after April 30, 2003 and other costs incurred by us to comply with new environmental regulations with respect to our generation.

OUR OPERATING RESULTS MAY FLUCTUATE ON A SEASONAL AND QUARTERLY BASIS.

       Electric power generation is generally a seasonal business. The demand for power in ERCOT peaks during the hot summer months, with market prices also peaking at that time. As a result, our overall operating results in the future may fluctuate substantially on a seasonal basis. The pattern of this fluctuation may change depending on the nature and location of facilities and the terms of power sale contracts we enter into. In addition, we have historically sold less power, and consequently earned less income, when weather conditions are milder. We expect that unusually mild weather in the future could diminish our results of operations and harm our financial condition.

          RISKS RELATED TO OUR ENERGY TRADING AND WHOLESALE BUSINESSES

       In October 2002 AEP announced its plans to reduce the exposure to energy trading markets of its subsidiaries that trade power (including us) and to downsize the trading and wholesale marketing operations conducted on behalf of such subsidiaries. It is expected that in the future our power trading and marketing operations will be limited to risk management around our generation assets and those of our regulated affiliates. As discussed under AEP TEXAS CENTRAL COMPANY - TEXAS CENTRAL RESTRUCTURING, Texas Central intends to sell all of its generation assets. Trading and marketing operations that were not limited to risk management around such assets have contributed to our wholesale revenues and earnings in the past. Management is unable to predict the effect this downsizing of our trading operations will have on our future results of operations and cash flows. The following risk factors appearing under this subheading should be read in light of the recent announcements discussed in this paragraph.

OUR REVENUES AND RESULTS OF OPERATIONS ARE SUBJECT TO MARKET RISKS THAT ARE BEYOND OUR CONTROL.

       We sell power from our generation facilities into the spot market or other competitive power markets or on a contractual basis. We also enter into contracts to purchase and sell electricity, natural gas and coal as part of our power marketing and energy trading operations. With respect to such transactions, we are not guaranteed any rate of return on our capital investments through mandated rates, and our revenues and results of operations are likely to depend, in large part, upon prevailing market prices for power in our regional market. These market prices may fluctuate substantially over relatively short periods of time. It is reasonable to expect that trading margins may erode as markets mature and that there may be diminished opportunities for gain should volatility decline. In addition, the PUCT, which has jurisdiction over the wholesale competitive power market in the ERCOT, may impose price limitations, bidding rules and other mechanisms to address some of the volatility in these markets. Fuel prices may also be volatile, and the price we can obtain for power sales may not change at the same rate as changes in fuel costs. These factors could reduce our margins and therefore diminish our revenues and results of operations.

       Volatility in market prices for fuel and power may result from:

       -  weather conditions;

       -  seasonality;

       -  power usage;

       -  illiquid markets;

       -  transmission or transportation constraints or inefficiencies;

       -  availability of competitively priced alternative energy sources;

       -  demand for energy commodities;

       - natural gas, crude oil and refined products, and coal production levels;

       -  natural disasters, wars, embargoes and other catastrophic events; and

       - federal, state and foreign energy and environmental regulation and legislation.

OUR ENERGY TRADING (INCLUDING FUEL PROCUREMENT AND POWER MARKETING) AND RISK MANAGEMENT POLICIES CANNOT ELIMINATE THE RISK ASSOCIATED WITH THESE ACTIVITIES.

       Our energy trading (including fuel procurement and power marketing) activities expose us to risks of commodity price movements. We attempt to manage our exposure through enforcement of established risk limits and risk management procedures. These risk limits and risk management procedures may not always be followed or may not work as planned and cannot eliminate the risks associated with these activities. As a result, we cannot predict the impact that our energy trading and risk management decisions may have on our business, operating results or financial position.

       We routinely have open trading positions in the market, within established guidelines, resulting from the management of our trading portfolio. To the extent open trading positions exist, fluctuating commodity prices can improve or diminish our financial results and financial position.

       Our energy trading and risk management activities, including our power sales agreements with counterparties, rely on projections that depend heavily on judgments and assumptions by management of factors such as the future market prices and demand for power and other energy-related commodities. These factors become more difficult to predict and the calculations become less reliable the further into the future these estimates are made. Even when our policies and procedures are followed and decisions are made based on these estimates, results of operations may be diminished if the judgments and assumptions underlying those calculations prove to be wrong or inaccurate. Our policies and procedures do not typically require us to hedge the multitude of new trading positions taken daily in these activities.

OUR FINANCIAL PERFORMANCE MAY BE ADVERSELY AFFECTED IF WE ARE UNABLE TO SUCCESSFULLY OPERATE OUR ELECTRIC GENERATING FACILITIES.

       Our performance depends on the successful operation of our electric generating facilities. Operating electric generating facilities involves many risks, including:

    o  operator error and breakdown or failure of equipment or processes;

    o operating limitations that may be imposed by environmental or other regulatory requirements;

    o  labor disputes;

    o  fuel supply interruptions; and

    o catastrophic events such as fires, earthquakes, explosions, floods or other similar occurrences.

       A decrease or elimination of revenues from power produced by our electric generating facilities or an increase in the cost of operating the facilities would adversely affect our results of operations.

PARTIES WITH WHOM WE HAVE CONTRACTS MAY FAIL TO PERFORM THEIR OBLIGATIONS, WHICH COULD HARM OUR RESULTS OF OPERATIONS.

       We are exposed to the risk that counterparties that owe us money or energy will breach their obligations. Should the counterparties to these arrangements fail to perform, we may be forced to enter into alternative hedging arrangements or honor underlying commitments at then-current market prices that may exceed our contractual prices, which would cause our financial results to be diminished and we might incur losses. Although our estimates take into account the expected probability of default by a counterparty, our actual exposure to a default by a counterparty may be greater than the estimates predicted, resulting in a negative impact on our financial performance.

WE DO NOT FULLY HEDGE AGAINST PRICE CHANGES IN COMMODITIES.

       We routinely enter into contracts to purchase and sell electricity, natural gas and coal as part of our power marketing and energy trading operations and to procure fuel. In connection with these trading activities, we routinely enter into financial contracts, including futures and options, over-the counter options, swaps and other derivative contracts. These activities expose us to risks from price movements. If the values of the financial contracts change in a manner we do not anticipate, it could harm our financial position or reduce the financial contribution of our trading operations.

       We manage our exposure by establishing risk limits and entering into contracts to offset some of our positions (i.e., to hedge our exposure to demand, market effects of weather and other changes in commodity prices). However, we do not always hedge the entire exposure of our operations from commodity price volatility. To the extent we do not hedge against commodity price volatility, our results of operations and financial position may be improved or diminished based upon our success in the market.

WE ARE UNABLE TO PREDICT THE COURSE, RESULTS OR IMPACT, IF ANY, OF CURRENT OR FUTURE ENERGY MARKET INVESTIGATIONS.

       In February 2002, the FERC issued an order directing its staff to conduct a fact-finding investigation into whether any entity, including Enron Corp., manipulated short-term prices in electric energy or natural gas markets in the West or otherwise exercised undue influence over wholesale prices in the West, for the period January 1, 2000, forward. In April 2002, AEP furnished certain information to the FERC in response to their related data request.

       Pursuant to the FERC's February order, on May 8, 2002, the FERC issued further data requests, including requests for admissions, with respect to certain trading strategies engaged in by Enron Corp. and, allegedly, traders of other companies active in the wholesale electricity and ancillary services markets in the West, particularly California, during the years 2000 and 2001. This data request was issued to AEP as part of a group of over 100 entities designated by the FERC as all sellers of wholesale electricity and/or ancillary services to the California Independent System Operator and/or the California Power Exchange.

       The May 8, 2002 FERC data request required senior management to conduct an investigation into AEP's trading activities during 2000 and 2001 and to provide an affidavit as to whether AEP engaged in certain trading practices that the FERC characterized in the data request as being potentially manipulative. AEP's senior management complied with the order and denied its involvement with those trading practices.

       On May 21, 2002, the FERC issued a further data request with respect to this matter to AEP and over 100 other market participants requesting information for the years 2000 and 2001 concerning "wash," "round trip" or "sale/buy back" trading in the Western System Coordinating Council (WSCC), which involves the sale of an electricity product to another company together with a simultaneous purchase of the same product at the same price (collectively, wash sales). Similarly, on May 22, 2002, the FERC issued an additional data request with respect to this matter to AEP and other market participants requesting similar information for the same period with respect to the sale of natural gas products in the WSCC and Texas. After reviewing its records, AEP responded to the FERC that it did not participate in any "wash sale" transactions involving power or gas in the relevant market. AEP further informed the FERC that certain of its traders did engage in trades on the Intercontinental Exchange, an electronic electricity trading platform owned by a group of electricity trading companies, including AEP, on September 21, 2001, the day on which all brokerage commissions for trades on that exchange were donated to charities for the victims of the September 11, 2001 terrorist attacks, which do not meet the FERC criteria for a "wash sale" but do have certain characteristics in common with such sales.

       The PUCT also issued similar data requests to us and other power marketers. We responded to such data request by the July 2, 2002 response date. The U.S. Commodity Futures Trading Commission (CFTC) issued a subpoena to us on June 17, 2002 requesting information with respect to "wash sale" trading practices. We responded to the CFTC.

       In August 2002, AEP received an informal data request from the SEC asking it to voluntarily provide documents related to "round-trip" or "wash" trades and AEP has provided the requested information to the SEC. In March 2003, we received a subpoena from the SEC. The subpoena seeks additional information and is part of the SEC's formal investigative process. We responded to the subpoena in April 2003. AEP recently completed a review of its trading activities in the United States for the last three years involving sequential trades with the same terms and counterparties. The revenue from such trading is not material to either our financial statements or AEP's. We believe that substantially all these transactions involve economic substance and risk transference and do not constitute "wash sales".

       Management is unable to predict the course or outcome of these or any future energy market investigations or their impact, if any, on power commodity trading generally or, more specifically, on our trading operations or future results of operations and cash flows.

DIMINISHED LIQUIDITY IN THE WHOLESALE POWER MARKETS COULD NEGATIVELY IMPACT OUR EARNINGS

       The Enron Corp. bankruptcy and enhanced regulatory scrutiny have contributed to more rigorous credit rating review of wholesale power market participants. Credit downgrades of numerous other market participants have significantly reduced such participants' participation in the wholesale power markets. Likewise, numerous market participants have announced material scaling back of or exit from the wholesale power market business. These events are causing a decrease in the number of significant participants in the wholesale power markets, at least temporarily, which has resulted and could continue to result in a decrease in the volume and liquidity in the wholesale power markets. We are unable to predict the impact of such developments on our power marketing and trading business.

UNCERTAINTY REGARDING FERC PROPOSED SECURITY STANDARDS

       In July 2002, the FERC published for comment its proposed security standards as part of the Standards for Market Design (SMD). These standards are intended to ensure all market participants have a basic security program that effectively protects the electric grid and related market activities and require compliance by January 1, 2004. The impact of these proposed standards is far-reaching and has significant penalties for non-compliance. These standards apply to marketers, transmission owners, and power producers, including us. Compliance with these standards would represent a significant effort that will impact us. Unless the cost can be recovered from customers, results of operations and cash flows would be adversely affected.

                 RISKS RELATED TO MARKET OR ECONOMIC VOLATILITY

WE ARE SUBJECT TO RISKS ASSOCIATED WITH A CHANGING ECONOMIC ENVIRONMENT.

       In response to the occurrence of several recent events, including the September 11, 2001 terrorist attack on the United States, the ongoing war against terrorism by the United States, and the bankruptcy of Enron Corp., the financial markets have been disrupted in general, and the availability and cost of capital for our business and that of our competitors has been at least temporarily harmed. In addition, following the bankruptcy of Enron Corp., the credit ratings agencies initiated a thorough review of the capital structure and earnings power of energy companies, including us. These events could constrain the capital available to our industry and could limit our access to funding for our operations. Our business is capital intensive, and we are dependent upon our ability to access capital at rates and on terms we determine to be attractive. If our ability to access capital becomes significantly constrained, our interest costs will likely increase and our financial condition and future results of operations could be significantly harmed.

       The insurance industry has also been disrupted by these events. As a result, the availability of insurance covering risks we and our competitors typically insure against may decrease. In addition, the insurance we are able to obtain may have higher deductibles, higher premiums and more restrictive policy terms.

A DOWNGRADE IN OUR CREDIT RATING OR THAT OF AEP COULD NEGATIVELY AFFECT OUR ABILITY TO ACCESS CAPITAL AND/OR TO OPERATE OUR POWER TRADING BUSINESSES.

       Standard & Poor's and Moody's rate our senior, unsecured debt at BBB and Baa2, respectively. If Moody's or Standard & Poor's were to downgrade our long-term rating, particularly below investment grade, our borrowing costs would increase, which would diminish our financial results. In addition, we would likely be required to pay a higher interest rate in future financings, and our potential pool of investors and funding sources could decrease.

       On February 10, 2003, Moody's downgraded AEP's short-term debt rating to P-3 (with stable outlook) from P-2. On March 7, 2003, Standard & Poor's affirmed AEP's short-term rating of A-2 with stable outlook. As a result of the Moody's downgrade, AEP's access to the commercial paper market may be limited and our short-term debt borrowing costs may increase because we conduct our short-term borrowing through AEP and on the same terms available to AEP.

       Our power trading business relies on the investment grade ratings of our senior, unsecured debt. Most of our counterparties require the creditworthiness of an investment grade entity to stand behind transactions. If our rating were to decline below investment grade, our ability to profitably operate our power trading business would be diminished, because we would likely have to deposit cash or cash related instruments, which would reduce our profits.

                       RATIO OF EARNINGS TO FIXED CHARGES

       The Ratio of Earnings to Fixed Charges for each of the periods indicated is as follows:

              TWELVE MONTHS PERIOD ENDED                  RATIO

              December 31, 1998                            3.21
              December 31, 1999                            3.40
              December 31, 2000                            3.14
              December 31, 2001                            3.36
              December 31, 2002                            4.16
              March 31, 2003                               4.66

       For purposes of computing this ratio (a) earnings consist of net income before provision for income taxes and fixed charges and (b) fixed charges consist of interest expense and amortization of debt expense.

                                 USE OF PROCEEDS

       The exchange offer is intended to satisfy our obligations under the Registration Rights Agreement that we entered into in connection with the private offering of the outstanding Notes. We will not receive any cash proceeds from the issuance of the Exchange Notes in the exchange offer. In consideration for issuing the Exchange Notes as contemplated in this prospectus, we will receive in exchange a like principal amount of outstanding Notes, the terms of which are identical in all material respects to the Exchange Notes. The outstanding Notes surrendered in exchange for the Exchange Notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the Exchange Notes will not result in any change in our capitalization.

       We received net proceeds of approximately $792 million from the offering and sale of the outstanding Notes, after deducting discounts, commissions and other expenses of the offering of the outstanding Notes payable by us.

       The net proceeds from the offering of the outstanding Notes were used for general corporate purposes relating to our utility business, including the repayment of advances from our affiliates. Such advances from our affiliates were used by us to repurchase a portion of our debt. Our affiliates used a significant portion of the earlier proceeds to repay a significant portion of AEP's $1.725 billion corporate separation credit facility, of which $1.3 billion was outstanding as of December 31, 2002.

             SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

       The following selected historical consolidated financial information for the years ended December 31, 2002, 2001, 2000, 1999 and 1998 have been derived from the audited consolidated financial statements of Texas Central.

       You should read the following table in conjunction with our "Management's Discussion and Analysis of Financial Condition and Results of Operations" and consolidated financial statements and the related notes that are incorporated by reference in this prospectus.

                                                                            Year Ended December 31,
                                             ---------------------------------------------------------------------------------------
                                                   2002             2001              2000              1999             1998
                                                   ----             ----              ----              ----             ----
                                                                                 (in thousands)
INCOME STATEMENTS DATA:
  Operating Revenues                              $1,690,493       $1,738,837         $1,770,402       $1,482,475       $1,406,117
  Operating Expenses                               1,296,760        1,443,106          1,463,304        1,188,490        1,123,330
                                                  ----------       ----------         ----------       ----------       ----------
  Operating Income                                   393,733          295,731            307,098          293,985          282,787
  Nonoperating Items, Net                              8,079            5,324              7,235            8,113              760
  Loss on Reacquired Debt (a)                          -              (2,509)              -              (5,517)             -
  Interest Charges                                   125,871          116,268            124,766          114,380          122,036
  Net Income                                         275,941          182,278            189,567          182,201          161,511
  Preferred Stock Dividend Requirements                  241              242                241            6,931            6,901
  Gain (Loss) on Reacquired Preferred Stock                4               --                 --           (2,763)              --
                                                  ----------       ----------         ----------       ----------       ----------
  Earnings Applicable To Common Stock             $  275,704       $  182,036         $  189,326       $  172,507       $  154,610
                                                  ==========       ==========         ==========       ==========       ==========

                                                                            Year Ended December 31,
                                             ---------------------------------------------------------------------------------------
                                                   2002              2001             2000             1999              1998
                                                   ----              ----             ----             ----              ----
                                                                                 (in thousands)
BALANCE SHEETS DATA:
  Electric Utility Plant                          $5,625,736       $5,769,707         $5,592,444        5,511,894        5,336,191
  Accumulated Depreciation
   And Amortization                                2,405,492        2,446,027          2,297,189        2,247,225        2,072,686
                                                  ----------       ----------         ----------        ----------      ----------
  Net Electric Utility Plant                      $3,220,244       $3,323,680         $3,295,255       $3,264,669       $3,263,505
                                                  ==========       ==========         ==========       ==========       ==========

  Total Assets                                    $5,356,438       $4,893,030         $5,467,701       $4,847,857       $4,735,656
                                                  ==========       ==========         ==========       ==========       ==========

  Common Stock and Paid-in Capital                $  187,898       $  573,903         $  573,904       $  573,904       $  573,904
  Accumulated Other Comprehensive
   Income (Loss)                                     (73,160)              --                 --               --               --
  Retained Earnings                                  986,396          826,197            792,219          758,894          734,387
                                                  ----------       ----------         ----------       ----------       ----------
  Total Common Shareholder's Equity               $1,101,134       $1,400,100         $1,366,123       $1,332,798       $1,308,291
                                                  ==========       ==========         ==========       ==========       ==========
  Preferred Stock                                 $    5,942       $    5,952         $    5,951       $    5,951       $  163,188
                                                  ==========       ==========         ==========       ==========       ==========

  CPL - Obligated, Mandatorily
   Redeemable Preferred Securities of
    Subsidiary Trust Holding Solely Junior
    Subordinated Debentures of CPL                $  136,250       $  136,250         $  148,500       $  150,000       $  150,000
                                                  ==========       ==========         ==========       ==========       ==========

  Long-term Debt (b)                              $1,438,565       $1,253,768         $1,454,559       $1,454,541       $1,350,706
                                                  ==========       ==========         ==========       ==========       ==========

  Total Capitalization And Liabilities            $5,356,438       $4,893,030         $5,467,701       $4,847,857       $4,735,656
                                                  ==========       ==========         ==========       ==========       ==========

(A) ADOPTION OF SFAS 145 "RESCISSION OF FASB STATEMENTS NO. 4, 44 AND 64, AMENDMENT OF FASB STATEMENT NO. 13, AND TECHNICAL CORRECTIONS, FOR GAINS AND LOSSES FROM EXTINGUISHMENT OF DEBT".

(B)  INCLUDING PORTION DUE WITHIN ONE YEAR.

                 SELECTED PRO FORMA CONSOLIDATED FINANCIAL DATA

       The following selected unaudited pro forma consolidated financial data gives effect to the proposed legal separation of the Generation-Related Business from Texas Central and the transfer of such assets to another entity as if legal separation had occurred at the beginning of each period presented. The following data assumes the transfer of such assets would be accounted for based on their historical cost. Texas Central, after such legal separation, is called "Pro Forma Texas Central Wires" for purposes of the following pro forma consolidated financial data and notes thereto. The selected unaudited pro forma consolidated financial data is not necessarily indicative of the actual operating outcomes that would have resulted had legal separation been consummated on the dates indicated and should not be construed as necessarily indicative of future operating results or financial position. Our financial results for the three months ended March 31, 2003 are not necessarily indicative of the results that may be expected for an entire year. Additionally, the selected unaudited pro forma consolidated financial data does not take into account the potential uses of proceeds from the proposed sale of generation assets or the potential proceeds from securitizations related to the 2004 true-up proceedings.

                                          AEP TEXAS CENTRAL COMPANY
                            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                                  FOR THE THREE MONTHS ENDED MARCH 31, 2003

                                                                                                                        PRO FORMA
                                                                                               PRO FORMA              TEXAS CENTRAL
                                                                      HISTORICAL               ADJUSTMENT                 WIRES
                                                                   --------------           ---------------         --------------
                                                                                             (in thousands)
OPERATING REVENUES:
   Electric Generation.......................................      $      250,377           $    (250,377)(a)       $           --
   Electric Transmission and Distribution....................             161,006                  18,176 (a)              179,182
   Sales to AEP Affiliates...................................              16,975                 (13,616)(a)                3,359
                                                                   --------------           -------------           --------------
      TOTAL OPERATING REVENUES                                            428,358                (245,817)                 182,541
                                                                   --------------           -------------           --------------

OPERATING EXPENSES:
   Fuel for Electric Generation..............................              65,628                 (65,628)(a)                   --
   Purchased Electricity for Resale..........................              72,122                 (72,122)(a)                   --
   Purchased Electricity from AEP Affiliates.................              11,562                 (11,562)(a)                   --
   Other Operation...........................................              69,402                 (24,311)(b)               45,091
   Maintenance...............................................              16,099                 (11,376)(b)                4,723
   Depreciation and Amortization.............................              44,073                  (8,380)(c)               35,693
   Taxes Other Than Income Taxes.............................              22,979                  (8,240)(d)               14,739
   Income Taxes..............................................              34,483                 (14,609)(e)               19,874
                                                                   --------------           -------------           --------------
      TOTAL OPERATING EXPENSES                                            336,348                (216,228)                 120,120
                                                                   --------------           -------------           --------------

OPERATING INCOME.............................................              92,010                 (29,589)                  62,421
Nonoperating Income..........................................              10,162                  (4,972)(f)                5,190
Nonoperating Expenses........................................               5,195                     (95)(f)                5,100
Nonoperating Income Tax Expense (Credit).....................                 558                  (1,221)(e)                 (663)
Interest Charges.............................................              31,982                  (9,051)(g)               22,931
                                                                   --------------           -------------           --------------
Income Before Cumulative Effect of Accounting
   Changes...................................................      $       64,437           $     (24,194)          $       40,243
                                                                   ==============           ==============          ==============

                                             AEP TEXAS CENTRAL COMPANY
                                  UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                                               AS OF MARCH 31, 2003

                                                                                                                        PRO FORMA
                                                                                                PRO FORMA             TEXAS CENTRAL
                                                                      HISTORICAL               ADJUSTMENT                 WIRES
                                                                   --------------          ----------------          --------------
                                                                                             (in thousands)
ASSETS
ELECTRIC UTILITY PLANT:
   Production................................................      $    2,977,890          $   (2,977,890)(h)        $           --
   Transmission..............................................             715,195                 (16,184)(i)               699,011
   Distribution..............................................           1,305,884                      -  (i)             1,305,884
   General...................................................             260,834                 (55,068)(j)               205,766
   Construction Work in Progress.............................             180,178                 (47,171)(j)               133,007
   Nuclear Fuel..............................................             270,521                (270,521)(h)                    --
                                                                   --------------          --------------            --------------
      Total Electric Utility Plant...........................           5,710,502              (3,366,834)                2,343,668
Accumulated Depreciation and
   Amortization..............................................           2,356,530              (1,600,634)(k)               755,896
                                                                   --------------          --------------            --------------
NET ELECTRIC UTILITY PLANT                                              3,353,972              (1,766,200)                1,587,772
                                                                   --------------          --------------            --------------

OTHER PROPERTY AND INVESTMENTS                                              4,219                  (3,268)(l)                   951
                                                                   --------------          --------------            --------------

SECURITIZED TRANSITION ASSET.................................             725,597                      -- (q)               725,597
                                                                   --------------          --------------            --------------

LONG-TERM RISK MANAGEMENT ASSETS.............................              11,547                 (11,547)(h)                    --
                                                                   --------------          --------------            --------------

CURRENT ASSETS:
   Cash and Cash Equivalents.................................              32,796                    (617)(m)                32,179
   Accounts Receivable:
      General................................................             190,905                (133,349)(n)                57,556
      Affiliated Companies...................................             110,291                  27,249 (n)               137,540
      Allowance for Uncollectible Accounts...................                (230)                     -  (n)                  (230)
   Advances to Affiliates                                                  18,346                 226,353 (m)               244,699
   Fuel Inventory............................................              22,103                 (22,103)(h)                    --
   Materials and Supplies....................................              47,220                 (33,366)(o)                13,854
   Accrued Utility Revenues                                                27,540                      -- (q)                27,540
   Risk Management Assets....................................              21,395                 (21,395)(h)                    --
   Prepayments and Other Current Assets......................               4,769                  (2,473)(p)                 2,296
                                                                   --------------          --------------            --------------
      TOTAL CURRENT ASSETS...................................             475,135                  40,299                   515,434
                                                                   --------------          --------------            --------------

REGULATORY ASSETS............................................             570,058                      -- (q)               570,058
                                                                   --------------          --------------            --------------

REGULATORY ASSETS DESIGNATED FOR
   OR SUBJECT TO SECURITIZATION..............................             321,156                      -- (q)               321,156
                                                                   --------------          --------------            --------------

NUCLEAR DECOMMISSIONING TRUST
   FUND......................................................              97,128                 (97,128)(h)                    -
                                                                   --------------          --------------            --------------

DEFERRED CHARGES.............................................              88,896                 (22,794)(r)                66,102
                                                                   --------------          --------------            --------------

      TOTAL ASSETS...........................................      $    5,647,708          $   (1,860,638)           $    3,787,070
                                                                   ==============          ==============            ==============

See accompanying notes.

                                             AEP TEXAS CENTRAL COMPANY
                                  UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                                               AS OF MARCH 31, 2003

                                                                                                                        PRO FORMA
                                                                                              PRO FORMA               TEXAS CENTRAL
                                                                      HISTORICAL              ADJUSTMENT                  WIRES
                                                                    --------------          ----------------         --------------
                                                                                              (in thousands)
CAPITALIZATION AND LIABILITIES
CAPITALIZATION:
   Common Stock - $25 Par Value:
       Authorized - 12,000,000 Shares
       Outstanding - 2,211,678 Shares............................   $       55,292          $      (21,535)(m)       $       33,757
   Paid-in Capital...............................................          132,606                 (51,647)(m)               80,959
   Accumulated Other Comprehensive
          Income (Loss)..........................................          (74,178)                 18,954 (t)              (55,224)
   Retained Earnings.............................................        1,020,694                (382,968)(s)              637,726
                                                                    --------------          --------------           --------------
         Total Common Shareholder's Equity.......................        1,134,414                (437,196)                 697,218
   Preferred Stock...............................................            5,942                  (2,315)(m)                3,627
   Texas Central - Obligated, Mandatorily Redeemable
      Preferred Securities of Subsidiary Trust
      Holding Solely Junior Subordinated
      Debentures of Texas Central................................          136,250                  (8,290)(m)              127,960
   Long-term Debt................................................        1,980,640                (384,822)(m)            1,595,818
                                                                    --------------          --------------           --------------
           TOTAL CAPITALIZATION..................................        3,257,246                (832,623)               2,424,623
                                                                    --------------          --------------           --------------

OTHER NONCURRENT LIABILITIES.....................................          309,028                (250,866)(u)               58,162
                                                                    --------------          --------------           --------------

CURRENT LIABILITIES:
   Long-term Debt Due Within One Year............................          209,705                (161,700)(m)               48,005
   Accounts Payable - General....................................           81,997                 (78,027)(n)                3,970
   Accounts Payable - Affiliated Companies.......................           65,725                 127,320 (n)              193,045
   Customer Deposits.............................................            1,803                  (1,824)(u)                  (21)
   Taxes Accrued.................................................           94,315                 (63,085)(v)               31,230
   Interest Accrued..............................................           24,920                  (8,479)(w)               16,441
   Risk Management Liabilities...................................           28,334                 (28,334)(h)                   --
   Other.........................................................           18,142                  (3,373)(v)               14,769
                                                                    --------------          --------------           --------------
           TOTAL CURRENT LIABILITIES.............................          524,941                (217,502)                 307,439
                                                                    --------------          --------------           --------------

DEFERRED INCOME TAXES............................................        1,239,961                (452,900)(x)              787,061
                                                                    --------------          --------------           --------------
DEFERRED INVESTMENT TAX CREDITS..................................          116,384                 (96,678)(x)               19,706
                                                                    --------------          --------------           --------------
RISK MANAGEMENT LIABILITIES......................................            5,824                  (5,824)(h)                   --
                                                                    --------------          --------------           --------------
REGULATORY LIABILITIES AND DEFERRED
   CREDITS.......................................................          194,324                  (4,245)(r)              190,079
                                                                    --------------          --------------           --------------

        TOTAL CAPITALIZATION AND LIABILITIES.....................   $    5,647,708          $   (1,860,638)          $    3,787,070
                                                                    ==============          ==============           ==============

See accompanying notes.

                                          AEP TEXAS CENTRAL COMPANY
                            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                                    FOR THE YEAR ENDED DECEMBER 31, 2002

                                                                                                                       PRO FORMA
                                                                                               PRO FORMA             TEXAS CENTRAL
                                                                     HISTORICAL               ADJUSTMENT                 WIRES
                                                                  --------------          ----------------          --------------
                                                                                            (in thousands)
OPERATING REVENUES:
   Electric Generation.......................................     $      127,502          $     (127,502)(a)        $           --
   Electric Transmission and Distribution....................            554,547                 (23,240)(a)               531,307
   Sales to AEP Affiliates...................................          1,008,444                (737,786)(a)               270,658
                                                                  --------------          --------------            --------------
        TOTAL OPERATING REVENUES.............................          1,690,493                (888,528)                  801,965
                                                                  --------------          --------------            --------------

OPERATING EXPENSES:
   Fuel for Electric Generation..............................            245,834                (245,834)(a)                    --
   Purchased Electricity for Resale..........................            211,358                (211,358)(a)                    --
   Purchased Electricity From AEP Affiliates.................             23,406                 (23,406)(a)                    --
   Other Operation...........................................            304,094                 (93,988)(b)               210,106
   Maintenance...............................................             63,392                 (39,161)(b)                24,231
   Depreciation and Amortization.............................            214,162                 (68,989)(c)               145,173
   Taxes Other Than Income Taxes.............................             95,500                 (30,851)(d)                64,649
   Income Taxes..............................................            139,014                 (48,300)(e)                90,714
                                                                  --------------          --------------            --------------
        TOTAL OPERATING EXPENSES.............................          1,296,760                (761,887)                  534,873
                                                                  --------------          --------------            --------------

OPERATING INCOME.............................................            393,733                (126,641)                  267,092
Nonoperating Income..........................................             53,141                    (369)(f)                52,772
Nonoperating Expenses........................................             41,910                   4,873 (f)                46,783
Nonoperating Income Tax Expense (Credit).....................              3,152                  (1,651)(e)                 1,501
Interest Charges.............................................            125,871                 (35,302)(g)                90,569
                                                                  --------------          --------------            --------------
NET INCOME...................................................     $      275,941          $      (94,930)           $      181,011
                                                                  ==============          ==============            ==============

See accompanying notes.

                                          AEP TEXAS CENTRAL COMPANY
                            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                                    FOR THE YEAR ENDED DECEMBER 31, 2001

                                                                                                                       PRO FORMA
                                                                                               PRO FORMA             TEXAS CENTRAL
                                                                     HISTORICAL               ADJUSTMENT                 WIRES
                                                                  --------------          ----------------          --------------
                                                                                            (in thousands)
OPERATING REVENUES:
   Electric Generation.......................................     $    1,223,893          $   (1,223,893) (a)       $           --
   Electric Transmission and Distribution....................            473,182                  57,838  (a)              531,020
   Sales to AEP Affiliates...................................             41,762                 (36,179) (a)                5,583
                                                                  --------------          --------------            --------------
        TOTAL OPERATING REVENUES                                       1,738,837              (1,202,234)                  536,603
                                                                  --------------          --------------            --------------

OPERATING EXPENSES:
   Fuel for Electric Generation..............................            492,057                (492,057) (a)                   --
   Purchased Electricity for Resale..........................            127,816                (127,816) (a)                   --
   Purchased Electricity for AEP Affiliates..................             58,641                 (58,641) (a)                   --
   Other Operation...........................................            321,227                 (95,937) (b)              225,290
   Maintenance...............................................             71,212                 (49,361) (b)               21,851
   Depreciation and Amortization.............................            168,341                 (83,822) (c)               84,519
   Taxes Other Than Income Taxes.............................             90,916                 (54,974) (d)               35,942
   Income Taxes..............................................            112,896                 (81,266) (e)               31,630
                                                                  --------------          --------------            --------------
        TOTAL OPERATING EXPENSES.............................          1,443,106              (1,043,874)                  399,232
                                                                  --------------          --------------            --------------

OPERATING INCOME.............................................            295,731                (158,360)                  137,371
Nonoperating Income..........................................             22,552                  (6,480) (f)               16,072
Nonoperating Expenses........................................             17,626                    (925) (f)               16,701
Nonoperating Income Tax Expense (Credit).....................               (398)                   (440) (e)                 (838)
Loss on Reacquired Debt......................................             (2,509)                  2,509  (y)                   --
Interest Charges.............................................            116,268                 (38,978) (g)               77,290
                                                                  --------------          --------------            --------------
Net Income...................................................     $      182,278          $     (121,988)           $       60,290
                                                                  --------------          --------------            --------------

See accompanying notes.

                                          AEP TEXAS CENTRAL COMPANY
                            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                                    FOR THE YEAR ENDED DECEMBER 31, 2000

                                                                                                                       PRO FORMA
                                                                                               PRO FORMA             TEXAS CENTRAL
                                                                     HISTORICAL               ADJUSTMENT                 WIRES
                                                                  --------------          ----------------          --------------
                                                                                            (in thousands)
OPERATING REVENUES:
   Electric Generation.......................................     $    1,253,836          $   (1,253,836)(a)        $           --
   Electric Transmission and Distribution....................            478,814                  50,994 (a)               529,808
   Sales to AEP Affiliates...................................             37,752                 (32,521)(a)                 5,231
                                                                  --------------          --------------            --------------
        TOTAL OPERATING REVENUES.............................          1,770,402              (1,235,363)                  535,039
                                                                  --------------          --------------            --------------

OPERATING EXPENSES:
   Fuel for Electric Generation..............................            550,903                (550,903)(a)                    --
   Purchased Electricity for Resale..........................            144,021                (144,021)(a)                    --
   Purchased Electricity from AEP Affiliates.................             32,591                 (32,591)(a)                    --
   Other Operation...........................................            319,539                 (99,604)(b)               219,935
   Maintenance...............................................             60,528                 (37,251)(b)                23,277
   Depreciation and Amortization.............................            178,786                 (90,588)(c)                88,198
   Taxes Other Than Income Taxes.............................             76,477                 (42,386)(d)                34,091
   Income Taxes..............................................            100,459                 (71,115)(e)                29,344
                                                                  --------------          --------------            --------------
        TOTAL OPERATING EXPENSES.............................          1,463,304              (1,068,459)                  394,845
                                                                  --------------          --------------            --------------

OPERATING INCOME.............................................            307,098                (166,904)                  140,194
Nonoperating Income..........................................              5,830                  (5,220)(f)                   610
Nonoperating Expenses........................................              3,668                  (1,332)(f)                 2,336
Nonoperating Income Tax Expense (Credit).....................             (5,073)                  1,979 (e)                (3,094)
Interest Charges.............................................            124,766                 (44,191)(g)                80,575
                                                                  --------------          --------------            --------------
NET INCOME...................................................     $      189,567          $     (128,580)           $       60,987
                                                                  ==============          ==============            ==============

See accompanying notes

        Notes to Unaudited Selected Pro Forma Consolidated Financial Data

(a) Electric Generation, Fuel for Electric Generation, Fuel from Affiliates for Electric Generation, Purchased Electricity for Resale, Purchased Electricity from Affiliates and Asset Impairment have been allocated 100% to the Generation-Related Business, as they pertain entirely to that business. Sales to AEP Affiliates which pertain to wholesale power sales either within the AEP Power Pool or directly to other AEP affiliates who are not pool participants and therefore, have been allocated 100% to the Generation-Related Business. These revenues and expenses have been eliminated from Pro Forma Texas Central Wires. The descriptive names for these revenues and expenses were changed in the first quarter of 2003.

(b) Other Operation and Maintenance expenses have been allocated to Pro Forma Texas Central Wires based on specific identifiable expenses, number of employees or assets related to the transmission and distribution electric utility assets.

(c) Depreciation and Amortization expenses have been allocated to Pro Forma Texas Central Wires based on the respective transmission and distribution electric utility assets.

(d) Taxes Other Than Income Taxes have been allocated to Pro Forma Texas Central Wires based on number of employees, assets, or revenues related to the transmission and distribution electric utility assets.

(e) Income Taxes and Non-operating Income Tax Expense (Credit) have been allocated to Pro Forma Texas Central Wires based on the related income and temporary differences.

(f) Nonoperating Income and Nonoperating Expenses related to merchandising have been allocated 100% to Pro Forma Texas Central Wires. No power trading gains or losses have been allocated to Pro Forma Texas Central Wires. Allowance for funds used during construction has been allocated to Pro Forma Texas Central Wires based on the related construction work in progress.

(g) Interest Charges have been allocated to Pro Forma Texas Central Wires based on the respective allocation of long term and short term debt.

(h) Electric Utility Plant - Production, Fuel Inventory and Risk Management assets and liabilities have been allocated 100% to the Generation-Related Business as they pertain entirely to that business. These assets and liabilities have been eliminated from Pro Forma Texas Central Wires.

(i) Electric Utility Plant - Pro Forma Texas Central Wires has been allocated 100% of the transmission and distribution electric utility assets with the exception of the assets related to the generator step-up transformers and associated breakers, which relate to and have been allocated to the Generation Related Business.

(j) Electric Utility Plant - General and Construction Work-in-Progress have been allocated to Pro Forma Texas Central Wires based on the specific use of that plant, and the intended in service plant classification, respectively.

(k) Accumulated Depreciation and Amortization has been allocated to Pro Forma Texas Central Wires based on the respective transmission and distribution electric utility assets.

(l) Other Property and Investments have been allocated to Pro Forma Texas Central Wires based on the specific use of those investments.

(m) Cash and Cash Equivalents, Advances to Affiliates, Common Stock, Paid-in Capital, Preferred Stock and Long-term debt have been allocated to Pro Forma Texas Central Wires based on retaining the same debt to equity ratio that would be calculated on a consolidated basis.

(n) Accounts Receivable and the related allowances have been allocated to Pro Forma Texas Central Wires based on the specific identifiable accounts. Accounts Payable has been allocated to Pro Forma Texas Central Wires based on specific identification or nature of the underlying liability. All receivables and corresponding allowances and payables that pertain to wholesale power sales or trading have been allocated 100% to the Generation-Related Business, and therefore, have been eliminated from Pro Forma Texas Central Wires.

(o) Materials and Supplies have been allocated based on specific identifiable assets of Pro Forma Texas Central Wires.

(p) Prepayments and Other Current Assets have been allocated to Pro Forma Texas Central Wires based on the specific nature of the underlying assets.

(q) Regulatory Assets and Accrued Utility Revenues are allocated 100% to Pro Forma Texas Central Wires.

(r) Deferred Charges and Deferred Credits are items such as, deferred property taxes, customer advances and deferred revenues that are allocated to Pro Forma Texas Central Wires based on specific identification, underlying assets, related revenues or number of employees, related to the transmission and distribution electric utility assets.

(s) Retained Earnings has been allocated to Pro Forma Texas Central Wires based on retaining the same debt to equity ratio that would be calculated on a combined basis.

(t) Accumulated Other Comprehensive Income has been allocated to Pro Forma Texas Central Wires based on the specific nature of the underlying components.

(u) Other Noncurrent Liabilities and Customer Deposits have been allocated to Pro Forma Texas Central Wires based on the nature of the liability, underlying assets, number of employees or specific identification.

(v) Taxes Accrued and Other Liabilities have been allocated to Pro Forma Texas Central Wires based on the nature of the liability, number of employees, underlying assets or related revenues related to the transmission and distribution electric utility assets.

(w) Interest Accrued has been allocated to Pro Forma Texas Central Wires based on the respective allocation of long term and short term debt.

(x) Deferred Income Taxes and Deferred Investment Tax Credits have been allocated to Pro Forma Texas Central Wires based on the temporary differences associated with Pro Forma Texas Central Wires and the investment tax credits generated from transmission and distribution electric utility assets.

(y) Losses from Reacquired Debt are allocated 100% to the Generation-Related business which is no longer under SFAS 71, "Accounting for the Effects of Certain Types of Regulation".

                            AEP TEXAS CENTRAL COMPANY

OVERVIEW

       AEP Texas Central Company (Texas Central), formerly Central Power and Light Company, is a wholly owned subsidiary of AEP engaged in the transmission and distribution of electricity in its service territory in southern Texas and in the generation and sale of electricity in ERCOT. The entire service territory of Texas Central is located in ERCOT. The State of Texas has enacted electricity restructuring legislation, SB7, which required the legal separation of generation and retail-related assets from transmission and distribution assets. In May 2000, Texas Central and certain affiliates filed the Business Separation Plan with the PUCT, which, after certain revisions, was subsequently approved by the PUCT and will be implemented, unless revised by Texas Central, upon final regulatory approval by the SEC, which is currently pending. In accordance with the Business Separation Plan and SB7, Mutual Energy was established prior to the start of retail competition in January 2002 and was sold in December 2002. Additionally, Texas Central intends to sell all of its generation assets in order to determine its stranded costs pursuant to SB7.

       Currently, Texas Central's operations are:

o ELECTRIC DISTRIBUTION - Through REPs owned by third parties, Texas Central provides distribution service to approximately 700,000 retail customers in southern Texas, including the cities of Corpus Christi, Harlingen, Laredo, McAllen, and Victoria. Texas Central's service territory includes 44 counties and covers approximately 44,000 square miles. Distribution services are provided under tariffs approved by the PUCT.

o ELECTRIC TRANSMISSION - Texas Central's electric transmission business provides non-discriminatory wholesale open access transmission service in ERCOT. ERCOT is an independent system operator wholly within the State of Texas and subject to the jurisdiction of the PUCT. Texas Central charges for the use of its transmission system to deliver power under tariffs approved by the Federal Energy Regulatory Commission (FERC) consistent with the transmission rules of the PUCT.

o ELECTRIC GENERATION - Texas Central owns 4,497 MW of generating capacity including 630 MW of nuclear generation, 686 MW of coal-fired generation, 6 MW of hydro generation and 3,175 MW of natural gas-fired generation. A number of Texas Central's generation assets are jointly owned with third parties. In December 2002, Texas Central filed a plan of divestiture to sell all of its generation assets in order to measure their market value for purposes of determining stranded costs, as described under STRANDED COST COMPONENT. Texas Central has placed four gas plants with a combined capacity of 1,721 MW in long-term storage in response to low market prices in the ERCOT market; however, one unit was returned to service in July 2003. Four other gas plants are currently operating pursuant to contracts with ERCOT that provide for the cost of operating those units. ERCOT uses the generation from these contracts to maintain system reliability. However, these contracts expire at the end of 2003 and may not be extended depending on reliability assessment of the ERCOT independent system operator.

ERCOT MARKET FRAMEWORK

       Texas Central is a member of ERCOT, an intrastate network of retail customers, investor and municipally owned electric utilities, rural electric cooperatives, river authorities, independent generators, power marketers and REPs. ERCOT serves as the regional reliability coordinating council for member electric power systems in Texas. ERCOT's control area consists of the State of Texas other than a portion of the panhandle and a portion of the eastern part of the state bordering Louisiana. The ERCOT independent system operator is responsible for maintaining reliable operations of the bulk electric power supply system in the ERCOT market. Its responsibilities include ensuring that information relating to a customer's choice of REP is conveyed in a timely manner to anyone needing the information. It is also responsible for ensuring that electricity production and delivery are accurately accounted for among the generation resources and wholesale buyers and sellers in the ERCOT market. Unlike independent systems operators in other regions of the country, ERCOT is not a centrally dispatched power pool, and the ERCOT independent system operator does not procure energy on behalf of its members other than to maintain the reliable operations of the transmission system. Members are responsible for contracting their energy requirements bilaterally. ERCOT also serves as agent for procuring ancillary services for those who elect not to provide their own ancillary service requirement.

       The ERCOT market operates under the reliability standards set by the NERC. The PUCT has primary jurisdiction over the ERCOT market to ensure the adequacy and reliability of electricity across the state's main interconnected power grid.

       Texas Central's electric transmission business contributes financial support to the operation of the ERCOT independent system operator and all ERCOT members through the payment of fees and other expenses. The transmission business has planning, design, construction, operation and maintenance responsibility for its transmission grid and for its load serving substations. The transmission business is participating with the ERCOT independent system operator and other ERCOT utilities to plan, design, obtain regulatory approval for and construct new transmission lines necessary to increase bulk power transfer capability and to remove existing limitations on the ERCOT transmission grid.

       Apart from certain rural electric cooperatives and municipalities, there are no other transmission and distribution utilities in Texas Central's service area. In order for another provider of transmission and distribution services to provide such services in Texas Central's territory, it would be required to obtain a certificate of convenience and necessity in proceedings before the PUCT. As of the date of this prospectus, one such request for a certificate has been denied and no other proceedings have been sought to grant such a certificate, other than minor boundary changes that arise in the ordinary course of business.

CUSTOMER BASE

       Texas Central provides transmission, distribution and generation services to municipalities, electric cooperatives, other distribution companies and approximately 49 REPs, including Mutual Energy, in its certificated service area. Texas Central anticipates that more than half of its revenues from REPs for 2003 will come from Mutual Energy.

CAPITAL EXPENDITURES

       The following table shows our construction expenditures during 2000, 2001 and 2002 and current estimates of 2003 construction expenditures, in each case including allowance for funds used during construction but excluding assets acquired under leases.

                          2000          2001           2002            2003
                         ACTUAL        ACTUAL         ACTUAL         ESTIMATE
                       ----------    ----------     ----------     ------------
                                           (IN MILLIONS)
Generation...........    $   19        $   21         $    8          $   12
Transmission.........       103            97             47              42
Distribution.........        73            69             82              73
General..............         5             7             15               0
                         ------        ------         ------          ------
     TOTAL...........    $  200        $  194         $  152          $  126
                         ======        ======         ======          ======

       Our construction program is reviewed continuously and is revised from time to time in response to changes in estimates of customer demand, business and economic conditions, the cost and availability of capital, environmental requirements and other factors. Changes in construction schedules and costs, and in estimates and projections of needs for additional facilities, as well as variations from currently anticipated levels of net earnings, Federal income and other taxes, and other factors affecting cash requirements, may increase or decrease the estimated capital requirements for our construction program.

REGULATION

       Texas Central is subject to regulation by the SEC under the 1935 Act as a utility owned by an electric holding company registered under the 1935 Act. The 1935 Act directs the SEC to regulate, among other things, issuances of securities, sales or acquisitions of assets and intra-corporate transactions.

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


       Texas Central is subject to regulation by various federal, state and local governmental agencies. Texas Central's transmission and distribution rates and services are regulated by the PUCT and the FERC. Texas Central conducts its operations pursuant to a certificate of convenience and necessity issued by the PUCT that covers its present service area and facilities. Texas Central holds non-exclusive franchises from the incorporated municipalities in its service territory. These franchises give it the right to operate its transmission and distribution system within the streets and public ways of these municipalities for the purpose of delivering electric service to the municipality and its residents and businesses.

       Historically, Texas Central paid the incorporated municipalities in its service territory a franchise fee based on a formula that was usually a percentage of revenues received from electricity sales for consumption within each municipality. Since January 1, 2002, Texas Central has paid franchise fees based upon kilowatt-hour sales within the city limits of the incorporated municipalities. Texas Central expects the franchise fees payable to remain consistent with the fees paid by prior to January 1, 2002; however, the new fees could be higher if electricity sales increase. Texas Central will only be able to adjust its rates to recover such an increase through a general rate case in which all of its expenses and revenues would be subject to review by the PUCT.

TEXAS RESTRUCTURING

       Signed into law in June of 1999, SB7 substantially amended the regulatory structure governing electric utilities in Texas in order to allow retail electric competition for all customers. SB7 gave Texas customers the opportunity to choose their REP beginning January 1, 2002, provided a `price to beat' for residential and small commercial customers and required each utility to legally separate into a REP, a power generation company, and a transmission and distribution utility. Under SB7, neither the power generation company nor the REP is subject to traditional cost of service regulation. The transmission and distribution utility remains subject to traditional utility rate regulation.

       Under SB7, a REP obtains its electricity from power generation companies, exempt wholesale generators and other generating entities and provides services at generally unregulated rates, except that the prices that may be charged to residential and small commercial customers by REPs affiliated with a utility within the affiliated utility's service area are set by the PUCT until certain conditions in SB7 are met. This set price is referred to as the "price to beat" rate (PTB).

       The PTB rate was required to be offered by an affiliate REP to all residential and small commercial customers (with a peak usage of less than 1,000
KW) effective January 1, 2002. Centrica, as the purchaser of Mutual Energy, has assumed responsibility for offering the PTB to residential and small commercial customers in Texas Central's service territory. The initial PTB was a rate 6% below bundled rates in effect on January 1, 1999 adjusted for any changes in fuel costs as of December 31, 2001. The PTB must be offered to residential and small commercial customers until January 1, 2007. Customers with a peak usage of more than 1,000 KW are not eligible for the PTB.

       Under SB7, transmission and distribution utilities in Texas whose generation assets were unbundled pursuant to Texas electric restructuring law may recover generation-related regulatory assets and generation related stranded costs. Regulatory assets consist of the Texas jurisdictional amount of regulatory assets and liabilities in the audited financial statements as of December 31, 1998. Stranded costs consist of the positive excess of the net regulated book value of generation assets over the market value of those assets, taking specified factors into account. For more information on stranded costs and regulatory asset recovery see REGULATORY ASSETS AND STRANDED COSTS RECOVERY.

       While customer choice in the non-ERCOT portion of Texas has been delayed either by legislative mandate or order of the PUCT, customer choice in ERCOT has demonstrated some success. As of June 2003, well over 900,000 customers have switched to competitive REPs. In the large commercial and industrial markets, more than 50% of these customers are purchasing their power under a competitive contract.

       In the Texas wholesale market, the current market rules continue to be modified to enhance market liquidity and transparency, and prevent market manipulation. One of the more significant issues, the direct assignment of intra-zonal congestion costs, has yet to be resolved. To address this issue, the PUCT initiated a project to evaluate various alternatives including a change in market design to focus on the level of power moving through transmission substations rather than the current model that focuses on the amount of congestion between four zones. It is unclear what model the PUCT will adopt. The PUCT has targeted 2006 as the date for implementation of a modified market design.

TEXAS CENTRAL RESTRUCTURING

       SB7 required each Texas utility to submit a plan to legally separate its business activities into a REP, a power generation company, and a transmission and distribution utility. Pursuant to SB7, Texas Central and certain affiliates filed the Business Separation Plan in May 2000 that the PUCT approved in October 2001. In November 2001, Texas Central and certain affiliates filed to update portions of the Business Separation Plan. The PUCT issued a final order approving the modified Business Separation Plan in February 2002. The Business Separation Plan, unless revised by Texas Central, will be implemented upon final regulatory approval by the SEC, which is currently pending. With respect to Texas Central, the revised Business Separation Plan provides for the transfer of Texas Central's generation-related assets to an affiliate, the formation of various REPs, including Mutual Energy and the establishment of Texas Central as the transmission and distribution utility.

       In October 2001 unbundled transmission and distribution rates were approved for Texas Central as part of the Business Separation Plan. As part of the sale of Mutual Energy to Centrica, Centrica assumed all of the rights and obligations of an affiliated REP, including the provision of PTB service and the obligation to provide data necessary for the 2004 true-up proceeding. Texas Central has contracted with Centrica to supply approximately 90% of Mutual Energy's power requirements for a two year period at costs that are indexed in part to fuel prices.

       Texas Central intends to sell its generation assets in order to accurately determine its stranded costs in accordance with SB7 and applicable regulations. For more information on the divestiture plan, see 2004 TRUE-UP PROCEEDING.

REGULATORY ASSETS AND STRANDED COSTS RECOVERY

       SB7 provides Texas Central an opportunity to recover its generation related regulatory assets and stranded costs resulting from the legal separation of the transmission and distribution utility from the generation facilities and the related introduction of retail electric competition. Regulatory assets consist of the Texas jurisdictional amount of generation-related regulatory assets and liabilities in the audited financial statements as of December 31, 1998. Stranded costs consist of the positive excess of the net regulated book value of generation assets over the market value of those assets, taking specified factors into account. SB7 allows alternative methods of valuation to determine the fair market value of generation assets, including outright sale, full and partial stock valuation and asset exchanges, and also, for nuclear generation assets, the Excess Cost Over Market (ECOM) model.

       SB7 further permits utilities to establish a special purpose entity to issue securitization bonds for the recovery of regulatory assets and, after the 2004 true-up proceeding, the remaining amount of stranded costs and remaining regulatory assets not previously securitized. Securitization bonds allow for regulatory assets and stranded costs to be refinanced with recovery of the bond principal and financing costs through a non-bypassable rate surcharge by the regulated transmission and distribution utility over the life of the securitization bonds. Any stranded costs not recovered through the sale of securitization bonds may be recovered through a separate non-bypassable competition transition charge to transmission and distribution customers.

       REGULATORY ASSETS - In 1999, Texas Central filed an application with the PUCT to securitize approximately $1.27 billion of its retail generation-related regulatory assets and approximately $47 million in other qualified restructuring costs. On March 27, 2000, the PUCT issued an order authorizing issuance of up to $797 million of securitization bonds including $764 million for recovery of net generation-related regulatory assets and $33 million for other qualified refinancing costs. The securitization bonds were issued in February 2002. Texas Central has included a transition charge in its distribution rates to repay the bonds over a 14-year period. Another $185 million of regulatory assets are being recovered through distribution rates beginning in January 2002. Remaining generation related regulatory assets of approximately $193 million will be included in Texas Central's request to recover stranded costs in the 2004 true-up proceeding.

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


       STRANDED COSTS - In a March 2000 filing with the PUCT to determine unbundled transmission and distribution charges and initial stranded cost recovery, Texas Central requested recovery of an additional $1.1 billion of stranded costs and regulatory assets that were not securitized. In October 2001, the PUCT issued an order in the unbundled cost of service proceeding (UCOS Proceeding) determining an initial amount of Texas Central ECOM or stranded costs of approximately negative $615 million based upon the PUCT's ECOM model. The ruling indicated that Texas Central costs were below market after securitization of regulatory assets. Texas Central disagrees with the ruling and believes it has a positive stranded cost exclusive of securitized regulatory assets.

       As a result of this stranded cost determination, the PUCT ordered Texas Central to refund $55 million of estimated excess earnings for the period 1999 through 2002 to customers through a credit applied to distribution rates over a five-year period. Texas Central appealed the PUCT's estimate of stranded costs and refund of excess earnings, among other issues, to the Travis County District Court. The District Court affirmed the PUCT, except that it held that the refund of excess earnings should also be reflected in the rates of REPs. The District Court's decision has been be appealed to the Texas Third Court of Appeals.

       The final amount of Texas Central's stranded costs including regulatory assets and ECOM will be established by the PUCT in the 2004 true-up proceeding. Pursuant to PUCT rules, if Texas Central's total stranded costs determined in the 2004 true-up proceeding are less than the amount of securitized regulatory assets, the PUCT can implement an offsetting credit to transmission and distribution rates. The Texas Third Court of Appeals ruled in February 2003 that SB7 does not contemplate the refunding to customers of negative stranded costs. In addition, the Court ruled that negative stranded costs cannot be offset against other true-up adjustments including final under-recovered fuel amounts. Portions of this ruling have been appealed to the Texas Supreme Court.

2004 TRUE-UP PROCEEDING

       Beginning as early as January 2004, SB7 contemplates that the PUCT will conduct true-up proceedings for each investor-owned utility, its affiliated REP and affiliated power generation company. The purpose of the 2004 true-up proceeding is to (i) quantify and reconcile the amount of stranded costs and generation-related regulatory assets that have not been securitized; (ii) conduct a true-up of the PUCT ECOM model for 2002 and 2003 to reflect market prices determined in required capacity auctions; (iii) establish final fuel recovery balances; and (iv) determine the PTB clawback component. The 2004 true-up proceeding will generally result in either additional charges or credits to retail customers through transmission and distribution rates collected by their REPs and remitted to the utility.

       STRANDED COST AND GENERATION RELATED REGULATORY ASSET DETERMINATION - SB7 authorized the use of several valuation methodologies to quantify stranded costs and generation related regulatory assets in the 2004 true-up proceeding, including by the sale of assets. Texas Central intends to sell its generation assets in order to obtain their market value for the purpose of determining stranded costs for the 2004 true-up proceeding. Texas Central must sell all of its generating facilities, including Texas Central's 25.2% ownership interest in its nuclear plant, STP, for that method of quantifying actual stranded costs to comply with SB7. The amount of stranded costs under this market valuation methodology will be the amount by which net book value of Texas Central's generating assets, including regulatory assets and liabilities that were not securitized, exceeds the market value of the generation assets as measured by the net proceeds from the sale of the assets. It is anticipated that any such sale will result in significant stranded costs for purposes of Texas Central's 2004 true-up proceeding. The divestiture plan utilized by Texas Central will still be subject to a prudency review in the 2004 true-up proceeding. The PUCT has adopted a rule scheduling Texas Central's 2004 true-up filing in September 2004 or 60 days after completion of the sale of generation assets.

       ECOM/CAPACITY AUCTION COMPONENT - The PUCT used a computer model or projection, called an ECOM model, to estimate stranded costs related to generation plant assets in the unbundled cost of service proceedings (UCOS Proceeding). In connection with using the ECOM model to calculate the stranded cost estimate, the PUCT estimated the market power prices that will be received in the competitive wholesale generation market. Any difference between the ECOM model market prices and actual market power prices as measured by generation capacity auctions required by SB7 during the period of January 1, 2002 through December 31, 2003 will be a component of the 2004 true-up, either increasing or decreasing the amount of recovery for Texas Central. Auctions to date have generally indicated that market prices have been lower than PUCT ECOM estimates. This trend, unless reversed, will increase the amount Texas Central recovers in the 2004 true-up proceeding. In the event Texas Central transfers its generation assets to an affiliate, SB7 would require Texas Central to remit to that affiliate any amounts it recovers which accrued after the transfer.

       FUEL OVER-RECOVERY COMPONENT - The amount Texas Central recovers in the 2004 true-up proceeding could be reduced (or the amount Texas Central must refund could be increased) by any over-recovery of the fuel component. The fuel component will be determined by the amount of fuel costs and expenses the PUCT approves based on a final fuel reconciliation that we filed on December 2, 2002. The final fuel reconciliation requested approval of $1.6 billion of eligible fuel costs for the period beginning July 1, 1998 and ending December 31, 2001. Our fuel reconciliation filing also reflects a fuel over-recovery balance, as of December 31, 2001, of $63.5 million, including interest. Recommendations from intervening parties were received in April 2003 and the hearings were held in early May 2003. Intervening parties have recommended disallowances totaling $170 million.

       In May 2003, the PUCT addressed the final fuel reconciliation of one of our affiliates that operates in Texas and ruled on certain recommendations of the panel that had reviewed the reconciliation and remanded other portions to the panel for additional evidence. Various issues addressed in that proceeding may also be applicable to our proceeding. Texas Central established a reserve for potential adverse ruling of $27 million during the first quarter of 2003. As a result of the PUCT ruling issued to our affiliate, we may increase that reserve by as much as $10 million. A final order is expected in late 2003. An adverse ruling from the PUCT in excess of the reserve could have a material impact on future results of operations, cash flows and financial condition. Any over-recovery, plus interest thereon, will be credited to customers as a component of the 2004 true-up proceeding.

       PRICE TO BEAT CLAWBACK COMPONENT - The amount Texas Central recovers in the 2004 true-up proceeding could be reduced (or the amount Texas Central must refund could be increased) by the PTB clawback component. If Mutual Energy (which is no longer affiliated with Texas Central) continues to serve 60% or more of Texas Central's PTB load by January 1, 2004 and the PTB (reduced by non-bypassable wires charges) exceeds the market price of electricity, any excess will reduce the amount of recovery of Texas Central in the 2004 true-up proceeding, by up to $150 per customer of Mutual Energy, subject to certain adjustments. SB7 provides that Mutual Energy effectively indemnifies Texas Central for any PTB clawback amounts assessed on Texas Central. The Mutual Energy sale agreement provides that Centrica (as purchaser of Mutual Energy) and CSW (the intermediate parent of Texas Central, as seller of Mutual Energy) will share responsibility for this indemnity. Texas Central has reflected on its books the maximum liability that may come due under the PTB clawback.

       After final determination of its stranded costs and other true-up adjustments by the PUCT, Texas Central expects to issue securitization bonds in the amount of its non-securitized stranded costs and generation related regulatory assets determined in the 2004 true-up proceeding. The bonds could have a maximum term of 15 years. If securitization bonds are not issued to finance all non-securitized stranded costs and generation related regulatory assets, Texas Central will seek recovery of these amounts as well as its other true-up adjustments through a non-bypassable competition transition charge in transmission and distribution rates.

RATES

       All REPs in Texas Central's service area pay the same rates and other charges for distribution services. Distribution rates are based on amounts of energy demanded. All other distribution companies in ERCOT pay Texas Central the same rates and other charges for transmission services. Transmission rates are based on amounts of energy transmitted under `postage stamp' rates that do not vary with the distance the energy is being transmitted.

       On June 26, 2003, the City of McAllen requested that Texas Central provide justification showing that its transmission and distribution rates should not be reduced. Other municipalities served by Texas Central have passed similar rate review resolutions. In Texas, municipalities have original jurisdiction over rates of electric utilities within their municipal limits. However, under Texas law, Texas Central has 120 days to provide the municipalities support for its rates and may appeal to the PUCT any rate change by the municipalities. An agreement has been reached with these parties to file the required rate filing package on November 3, 2003, at which time Texas Central has agreed to file for a rate change with the PUCT. Texas Central believes that no rate reduction is justified and that a rate increase may be warranted.

       The distribution rates that are in effect as of January 1, 2002 are based on an order issued by the PUCT resulting from the UCOS Proceeding. Texas Central filed for and received approval of wholesale transmission rates determined in the UCOS Proceeding with the FERC. The UCOS Proceeding set the regulated rates to be effective when electric competition began. This regulated delivery charge includes the retail transmission and distribution charge, a system benefit fund fee, a nuclear decommissioning fund charge, a municipal franchise fee and a transition charge associated with securitization of regulatory assets. Certain rulings of the PUCT in the UCOS Proceeding were appealed to the Travis County District Court. The District Court affirmed the PUCT, except that it held that the refund of excess earnings should also be reflected in the rates of REPs. The District Court's decision has been appealed to the Texas Third Court of Appeals.

DECOMMISSIONING TRUST

       STP is a nuclear power generation facility, 25.2% of which is owned by Texas Central. Texas Central has been authorized by the Texas electric restructuring law and the PUCT to collect $8.2 million per year from customers using Texas Central's transmission and distribution services and to deposit the amount collected into an external trust created to fund Texas Central's share of the decommissioning costs for the STP. At December 31, 2002, the securities held by the trusts had an estimated fair value of $98 million.

       In the event that funds from the trust are inadequate to decommission the facilities, Texas Central will be required to collect through rates or other authorized charges all additional amounts required to fund decommissioning obligations relating to the decommissioning of STP. Pursuant to SB7, costs associated with nuclear decommissioning that have not been recovered as of January 1, 2002 will continue to be subject to cost-of-service rate regulation and will be included in a charge to transmission and distribution customers. Following the completion of the decommissioning, if surplus funds remain in the decommissioning trust, the excess will be refunded to customers through reductions in the rates applicable to transmission and distribution services.

                               THE EXCHANGE OFFER

GENERAL

       Texas Central hereby offers, upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letters of transmittal (which together constitute the exchange offer), to exchange up to $275 million aggregate principal amount of our 2013 Notes for a like aggregate principal amount of our 2013 Exchange Notes; to exchange up to $275 million aggregate principal amount of our 2033 Notes for a like aggregate principal amount of our 2033 Exchange Notes; and to exchange up to $150 million aggregate principal amount of our 2005 Notes for a like aggregate principal amount of our 2005 Exchange Notes; to exchange up to $100 million aggregate principal amount of our Floating Notes for a like aggregate principal amount of our Floating Exchange Notes - each as properly tendered prior to the expiration date and not withdrawn as permitted pursuant to the procedures described below. The exchange offer is being made with respect to all of the outstanding Notes.

       As of the date of this prospectus, $275 million aggregate principal amount of the 2013 Notes is outstanding, $275 million aggregate principal amount of the 2033 Notes is outstanding, $150 million aggregate principal amount of the 2005 Notes is outstanding, and $100 million aggregate principal amount of the Floating Notes is outstanding. This prospectus, together with the letters of transmittal, is first being sent on or about ____________, 2003, to all holders of outstanding Notes known to Texas Central. Texas Central's obligation to accept outstanding Notes for exchange pursuant to the exchange offer is subject to certain conditions set forth under CERTAIN CONDITIONS TO THE EXCHANGE OFFER below. Texas Central currently expects that each of the conditions will be satisfied and that no waivers will be necessary.

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

       We have entered into a Registration Rights Agreement with the initial purchasers of the outstanding Notes in which we agreed, under some circumstances, to file a registration statement relating to an offer to exchange the outstanding Notes for Exchange Notes. We also agreed to use our reasonable best efforts to cause the exchange offer registration statement to become effective under the Securities Act within 270 days after the closing date and keep the exchange offer registration statement effective for not less than 30 calendar days (or longer if required by applicable law). The Exchange Notes will have terms substantially identical to the outstanding Notes, except that the Exchange Notes will not contain terms with respect to transfer restrictions, certain registration rights and additional interest for failure to observe certain obligations in the Registration Rights Agreement. The outstanding Notes were issued on February 18, 2003.

       Under the circumstances set forth in the Registration Rights Agreement, we will use our reasonable best efforts to cause the SEC to declare effective a shelf registration statement with respect to the resale of the outstanding Notes and keep the statement effective for up to the earliest of (i) two years from the date the outstanding Notes were originally issued by us; (ii) the date on which the outstanding Notes become eligible for resale without volume limitations pursuant to Rule 144 under the Securities Act; or (iii) for such shorter period that will terminate when all outstanding Notes covered by the shelf registration statement have been sold pursuant to the shelf registration statement or cease to be outstanding or otherwise to be outstanding Notes.

       If we fail to comply with certain obligations under the Registration Rights Agreement, we will be required to pay additional interest to holders of the outstanding Notes.

       Each holder of outstanding Notes that wishes to exchange outstanding Notes for transferable Exchange Notes in the exchange offer will be required to make the following representations:

    o any Exchange Notes will be acquired in the ordinary course of its business;

    o the holder will have no arrangements or understanding with any person to participate in the distribution of the outstanding Notes or the Exchange Notes within the meaning of the Securities Act;

    o the holder is not an "affiliate," as defined in Rule 405 of the Securities Act, of ours or if it is an affiliate, that it will comply with applicable registration and prospectus delivery requirements of the Securities Act to the extent applicable;

    o if the holder is not a broker-dealer, that it is not engaged in, and does not intend to engage in, the distribution of the Exchange Notes; and

    o if the holder is a broker-dealer, that it will receive Exchange Notes for its own account in exchange for outstanding Notes that were acquired as a result of market-making activities or other trading activities and that it will be required to acknowledge that it will deliver a prospectus in connection with any resale of the Exchange Notes. See PLAN OF DISTRIBUTION.

RESALE OF EXCHANGE NOTES

       Based on interpretations of the SEC staff set forth in no-action letters issued to unrelated third parties, we believe that Exchange Notes issued under the exchange offer in exchange for outstanding Notes may be offered for resale, resold and otherwise transferred by any Exchange Noteholder without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

    o the holder is not an "affiliate" of ours within the meaning of Rule 405 under the Securities Act;

    o the Exchange Notes are acquired in the ordinary course of the holder's business; and

    o the holder does not intend to participate in the distribution of the Exchange Notes.

       Any holder who tenders in the exchange offer with the intention of participating in any manner in a distribution of the Exchange Notes:

    o cannot rely on the position of the staff of the SEC enunciated in EXXON CAPITAL HOLDINGS CORPORATION or similar interpretive letters; and

    o must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

       This prospectus may be used for an offer to resell, for the resale or for other retransfer of Exchange Notes only as specifically set forth in this prospectus. With regard to broker-dealers, only broker-dealers that acquired the outstanding Notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives Exchange Notes for its own account in exchange for outstanding Notes, where the outstanding Notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the Exchange Notes. Please read the section captioned PLAN OF DISTRIBUTION for more details regarding the transfer of Exchange Notes.

TERMS OF THE EXCHANGE OFFER

       Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, we will accept for exchange any outstanding Notes properly tendered and not withdrawn prior to the expiration date. We will issue $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of outstanding Notes surrendered under the exchange offer. Outstanding Notes may be tendered only in integral multiples of $1,000.

       The form and terms of the Exchange Notes will be substantially identical to the form and terms of the outstanding Notes except the Exchange Notes will be registered under the Securities Act, will not bear legends restricting their transfer and will not provide for any additional amounts upon our failure to fulfill certain of our obligations under the Registration Rights Agreement to file, and cause to be effective, a registration statement. The Exchange Notes will evidence the same debt as the outstanding Notes. The Exchange Notes will be issued under and entitled to the benefits of the same Indenture that authorized the issuance of the outstanding Notes.

       The exchange offer is not conditioned upon any minimum aggregate principal amount of outstanding Notes being tendered for exchange.

       As of the date of this prospectus, $275 million aggregate principal amount of the 2013 Notes, $275 million aggregate principal amount of the 2033 Notes, $150 million aggregate principal amount of the 2005 Notes and $100 million aggregate principal amount of the Floating Notes is outstanding. This prospectus and a letter of transmittal are being sent to all registered holders of outstanding Notes. There will be no fixed record date for determining registered holders of outstanding Notes entitled to participate in the exchange offer.

       We intend to conduct the exchange offer in accordance with the provisions of the exchange offer and Registration Rights Agreement, the applicable requirements of the Securities Act and the Securities Exchange Act of 1934 and the rules and regulations of the SEC. Outstanding Notes that are not tendered for exchange in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits the holders have under the Indenture relating to the outstanding Notes, except for any rights under the Indenture or the Registration Rights Agreement that by their terms terminate upon the consummation of the exchange offer.

       We will be deemed to have accepted for exchange properly tendered outstanding Notes when we have given oral (promptly confirmed in writing) or written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the Exchange Notes from us and delivering Exchange Notes to the holders. Under the terms of the exchange offer and Registration Rights Agreement, we reserve the right to amend or terminate the exchange offer, and not to accept for exchange any outstanding Notes not previously accepted for exchange, upon the occurrence of any of the conditions specified below under the caption CERTAIN CONDITIONS TO THE EXCHANGE OFFER.

       Holders who tender outstanding Notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of outstanding Notes. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the exchange offer. It is important that you read the section labeled FEES AND EXPENSES below for more details regarding fees and expenses incurred in the exchange offer.

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

       The exchange offer will expire at 5:00 p.m., New York City time on ____________, 2003, unless in our sole discretion we extend it.

       In order to extend the exchange offer, we will notify the exchange agent orally (promptly confirmed in writing) or in writing of any extension. We will notify the registered holders of outstanding Notes of the extension no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

       We reserve the right, in our sole discretion:

    o  to delay accepting for exchange any outstanding Notes;

    o to extend the exchange offer or to terminate the exchange offer and to refuse to accept outstanding Notes not previously accepted if any of the conditions set forth below under CERTAIN CONDITIONS TO THE EXCHANGE OFFER have not been satisfied, by giving oral (promptly confirmed in writing) or written notice of the delay, extension or termination to the exchange agent; or

    o under the terms of the exchange offer and Registration Rights Agreement, to amend the terms of the exchange offer in any manner.

       Any delay in acceptance, extension, termination, or amendment will be followed as promptly as practicable by oral or written notice to the registered holders of outstanding Notes. If we amend the exchange offer in a manner that we determine constitutes a material change, we will promptly disclose the amendment in a manner reasonably calculated to inform the holder of outstanding Notes of the amendment.

       Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the exchange offer, we will have no obligation to publish, advertise, or otherwise communicate any public announcement, other than by making a timely release to a financial news service.

CERTAIN CONDITIONS TO THE EXCHANGE OFFER

       Despite any other term of the exchange offer, we will not be required to accept for exchange, or exchange any Exchange Notes for, any outstanding Notes, and we may terminate the exchange offer as provided in this prospectus before accepting any outstanding Notes for exchange if in our reasonable judgment:

    o the Exchange Notes to be received will not be tradable by the holder, without restriction under the Securities Act, the Securities Exchange Act and without material restrictions under the blue sky or securities laws of substantially all of the states of the United States;

    o the exchange offer, or the making of any exchange by a holder of outstanding Notes, would violate applicable law or any applicable interpretation of the staff of the SEC; or

    o any action or proceeding has been instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer that, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer.

       In addition, we will not be obligated to accept for exchange the outstanding Notes of any holder that has not made to us:

    o the representations described under PURPOSE AND EFFECT OF THE EXCHANGE OFFER, PROCEDURES FOR TENDERING and PLAN OF DISTRIBUTION; and

    o such other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to make available to it an appropriate form for registration of the Exchange Notes under the Securities Act.


       We expressly reserve the right, at any time or at various times, to extend the period of time during which the exchange offer is open. Consequently, we may delay acceptance of any outstanding Notes by giving oral or written notice of the extension to their holders. During any such extensions, all Notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange. We will return any outstanding Notes that we do not accept for exchange for any reason without expense to their tendering holder as promptly as practicable after the expiration or termination of the exchange offer.

       We expressly reserve the right to amend or terminate the exchange offer, and to reject for exchange any outstanding Notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified above. We will give oral or written notice of any extension, amendment, nonacceptance, or termination to the holders of the outstanding Notes as promptly as practicable.

       These conditions are for our sole benefit and we may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times in our sole discretion. If we fail at any time to exercise any of the foregoing rights, this failure will not constitute a waiver of this right. Each right will be deemed an ongoing right that we may assert at any time or at various times.

       In addition, we will not accept for exchange any outstanding Notes tendered, and will not issue Exchange Notes in exchange for any outstanding Notes, if at the time any stop order will be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the Indenture under the Trust Indenture Act.

PROCEDURES FOR TENDERING

       Only a holder of outstanding Notes may tender the outstanding Notes in the exchange offer. To tender in the exchange offer, a holder must:

    o complete, sign and date the accompanying letter of transmittal, or a facsimile of the letter of transmittal; have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires; and mail or deliver the letter of transmittal or facsimile to the exchange agent prior to the expiration date; or

    o comply with DTC's Automated Tender Offer Program procedures described below.

       In addition, either:

    o the exchange agent must receive the outstanding Notes along with the accompanying letter of transmittal;

    o the exchange agent must receive, prior to the expiration date, a timely confirmation of book-entry transfer of the outstanding Notes into the exchange agent's account at DTC according to the procedures for book-entry transfer described below and a properly transmitted agent's message; or

    o the holder must comply with the guaranteed delivery procedures described below.

       To be tendered effectively, the exchange agent must receive any physical delivery of a letter of transmittal and other required documents at the address set forth below under EXCHANGE AGENT prior to the expiration date.

       The tender by a holder that is not withdrawn prior to the expiration date will constitute an agreement between the holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal.

       The method of delivery of outstanding Notes, the letter of transmittal and all other required documents to the exchange agent is at the holder's election and risk. Rather than mail these items, we recommend that holders use an overnight or hand delivery service. In all cases, holders should allow sufficient time to assure delivery to the exchange agent before the expiration date. Holders should not send the letter of transmittal or outstanding Notes to us. Holders may request their respective brokers, dealers, commercial banks, trust companies or other nominees to effect the above transactions for them.

       Any beneficial owner whose outstanding Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct it to tender on the owner's behalf. If the beneficial owner wishes to tender on its own behalf, it must, prior to completing and executing the accompanying letter of transmittal and delivering its outstanding Notes either:

    o make appropriate arrangements to register ownership of the outstanding Notes in such owner's name; or

    o obtain a properly completed bond power from the registered holder of outstanding Notes.

       The transfer of registered ownership may take considerable time and may not be completed prior to the expiration date.

       Signatures on a letter of transmittal or a notice of withdrawal described below must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or another "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act, unless the outstanding Notes are tendered:

    o by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the accompanying letter of transmittal; or

    o  for the account of an eligible guarantor institution.

       If the accompanying letter of transmittal is signed by a person other than the registered holder of any outstanding Notes listed on the outstanding Notes, the outstanding Notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder's name appears on the outstanding Notes and an eligible guarantor institution must guarantee the signature on the bond power.

       If the accompanying letter of transmittal or any outstanding Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing. Unless waived by us, they should also submit evidence satisfactory to us of their authority to deliver the accompanying letter of transmittal.

       The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC's system may use DTC's Automated Tender Offer Program to tender. Participants in the program may, instead of physically completing and signing the accompanying letter of transmittal and delivering it to the exchange agent, transmit their acceptance of the exchange offer electronically. They may do so by causing DTC to transfer the outstanding Notes to the exchange agent in accordance with its procedures for transfer. DTC will then send an agent's message to the exchange agent. The term "agent's message" means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, to the effect that:

    o DTC has received an express acknowledgment from a participant in its Automated Tender Offer Program that is tendering outstanding Notes that are the subject of the book-entry confirmation;

    o the participant has received and agrees to be bound by the terms of the accompanying letter of transmittal, or, in the case of an agent's message relating to guaranteed delivery, that the participant has received and agrees to be bound by the applicable notice of guaranteed delivery; and

    o  the agreement may be enforced against that participant.

       We will determine in our sole discretion all outstanding questions as to the validity, form, eligibility, including time of receipt, acceptance of tendered outstanding Notes and withdrawal of tendered outstanding Notes. Our determination will be final and binding. We reserve the absolute right to reject any outstanding Notes not properly tendered or any outstanding Notes the acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular outstanding Notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the accompanying letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of outstanding Notes must be cured within such time as we will determine.

Although we intend to notify holders of defects or irregularities with respect to tenders of outstanding Notes, neither we, the exchange agent nor any other person will incur any liability for failure to give the notification. Tenders of outstanding Notes will not be deemed made until any defects or irregularities have been cured or waived. Any outstanding Notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent without cost to the tendering holder, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

       In all cases, we will issue Exchange Notes for outstanding Notes that we have accepted for exchange under the exchange offer only after the exchange agent timely receives:

    o outstanding Notes or a timely book-entry confirmation of the outstanding Notes into the exchange agent's account at DTC; and

    o a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent's message.

       By signing the accompanying letter of transmittal or authorizing the transmission of the agent's message, each tendering holder of outstanding Notes will represent or be deemed to have represented to us that, among other things:

    o any Exchange Notes that the holder receives will be acquired in the ordinary course of its business;

    o the holder has no arrangement or understanding with any person or entity to participate in the distribution of the Exchange Notes;

    o if the holder is not a broker-dealer, that it is not engaged in and does not intend to engage in the distribution of the Exchange Notes;

    o if the holder is a broker-dealer that will receive Exchange Notes for its own account in exchange for outstanding Notes that were acquired as a result of market-making activities or other trading activities, that it will deliver a prospectus, as required by law, in connection with any resale of any Exchange Notes. See PLAN OF DISTRIBUTION; and

    o the holder is not an "affiliate," as defined in Rule 405 of the Securities Act, of ours or, if the holder is an affiliate, it will comply with any applicable registration and prospectus delivery requirements of the Securities Act.

BOOK-ENTRY TRANSFER

       The exchange agent will make a request to establish an account with respect to the outstanding Notes at DTC for purposes of the exchange offer promptly after the date of this prospectus. Any financial institution participating in DTC's system may make book-entry delivery of outstanding Notes by causing DTC to transfer the outstanding Notes into the exchange agent's account at DTC in accordance with DTC's procedures for transfer. Holders of outstanding Notes who are unable to deliver confirmation of the book-entry tender of their outstanding Notes into the exchange agent's account at DTC or all other documents required by the letter of transmittal to the exchange agent prior to the expiration date must tender their outstanding Notes according to the guaranteed delivery procedures described below.

GUARANTEED DELIVERY PROCEDURES

       Holders wishing to tender their outstanding Notes but whose outstanding Notes are not immediately available or who cannot deliver their outstanding Notes, the accompanying letter of transmittal or any other required documents to the exchange agent or comply with the applicable procedures under DTC's Automated Tender Offer Program prior to the expiration date may tender if:

    o  the tender is made through an eligible guarantor institution;

    o prior to the expiration date, the exchange agent receives from the eligible guarantor institution either a properly completed and duly executed notice of guaranteed delivery, by facsimile transmission, mail or hand delivery, or a properly transmitted agent's message relating to guaranteed delivery:

       1. setting forth the name and address of the holder, the registered number(s) of the outstanding Notes and the principal amount of outstanding Notes tendered;

       2.     stating that the tender is being made thereby; and

       3. guaranteeing that, within three New York Stock Exchange trading days after the expiration date, the accompanying letter of transmittal, or facsimile thereof, together with the outstanding Notes or a book-entry confirmation, and any other documents required by the accompanying letter of transmittal will be deposited by the eligible guarantor institution with the exchange agent; and

    o the exchange agent receives the properly completed and executed letter of transmittal, or facsimile thereof, as well as all tendered outstanding Notes in proper form for transfer or a book-entry confirmation, and all other documents required by the accompanying letter of transmittal, within three New York Stock Exchange trading days after the expiration date.

       Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their outstanding Notes according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

       Except as otherwise provided in this prospectus, holders of outstanding Notes may withdraw their tenders at any time prior to the expiration date.

       For a withdrawal to be effective:

    o the exchange agent must receive a written notice of withdrawal, which notice may be by telegram, telex, facsimile transmission or letter of withdrawal at the address set forth below under EXCHANGE AGENT, or

    o holders must comply with the appropriate procedures of DTC's Automated Tender Offer Program system.

       Any notice of withdrawal must:

    o specify the name of the person who tendered the outstanding Notes to be withdrawn;

    o identify the outstanding Notes to be withdrawn, including the principal amount of the outstanding Notes; and

    o where certificates for outstanding Notes have been transmitted, specify the name in which the outstanding Notes were registered, if different from that of the withdrawing holder.

       If certificates for outstanding Notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of the certificates, the withdrawing holder must also submit:

    o  the serial numbers of the particular certificates to be withdrawn; and

    o a signed notice of withdrawal with signatures guaranteed by an eligible guarantor institution unless the holder is an eligible guarantor institution.

       If outstanding Notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn outstanding Notes and otherwise comply with the procedures of that facility. We will determine all questions as to the validity, form and eligibility, including time of receipt, of the notices, and our determination will be final and binding on all parties. We will deem any outstanding Notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer. Any outstanding Notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder without cost to the holder, or, in the case of outstanding Notes tendered by book-entry transfer into the exchange agent's account at DTC according to the procedures described above, the outstanding Notes will be credited to an account maintained with DTC for outstanding Notes, as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn, outstanding Notes may be retendered by following one of the procedures described under PROCEDURES FOR TENDERING above at any time prior to the expiration date.

EXCHANGE AGENT

       Bank One, N.A. has been appointed as exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus or for the letter of transmittal and requests for the notice of guaranteed delivery to the exchange agent as follows:

BY REGULAR, REGISTERED, CERTIFIED MAIL,
     OVERNIGHT COURIER OR HAND:
Bank One, N.A.
1111 Polaris Parkway
Columbus, OH 43240
Attention:  Corporate Trust Operations Exchange Unit

BY FACSIMILE TRANSMISSION
      (FOR ELIGIBLE GUARANTOR INSTITUTIONS ONLY):
(614) 248-9987,
      Corporate Trust Operations Exchange Unit
TO CONFIRM BY TELEPHONE:
(800) 346-5153,
      Corporate Trust Operations Exchange Unit

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF THE LETTER OF TRANSMITTAL.

FEES AND EXPENSES

       We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, we may make additional solicitations by telephone or in person by our officers and regular employees and those of our affiliates.

       We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptance of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses.

       We will pay the cash expenses to be incurred in connection with the exchange offer. The expenses are estimated in the aggregate to be approximately $494,000. They include:

    o  SEC registration fees;

    o  fees and expenses of the exchange agent and Trustee;

    o  accounting and legal fees and printing costs; and

    o  related fees and expenses.

TRANSFER TAXES

       We will pay all transfer taxes, if any, applicable to the exchange of outstanding Notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

    o certificates representing outstanding Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of outstanding Notes tendered;

    o tendered outstanding Notes are registered in the name of any person other than the person signing the letter of transmittal; or

    o a transfer tax is imposed for any reason other than the exchange of outstanding Notes under the exchange offer.

       If satisfactory evidence of payment of the taxes is not submitted with the letter of transmittal, the amount of the transfer taxes will be billed to that tendering holder.

       Holders who tender their outstanding Notes for exchange will not be required to pay any transfer taxes. However, holders who instruct us to register Exchange Notes in the name of, or request that outstanding Notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be required to pay any applicable transfer tax.

CONSEQUENCES OF FAILURE TO EXCHANGE

       Holders of outstanding Notes who do not exchange their outstanding Notes for Exchange Notes under the exchange offer will remain subject to the restrictions on transfer of the outstanding Notes:


    o as set forth in the legend printed on the outstanding Notes as a consequence of the issuance of the outstanding Notes under the exemption from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

    o otherwise as set forth in the offering memorandum distributed in connection with the private offering of the outstanding Notes.

       In general, you may not offer or sell the outstanding Notes unless they are registered under the Securities Act, or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the Registration Rights Agreement, we do not intend to register resales of the outstanding Notes under the Securities Act. Based on interpretations of the SEC staff, Exchange Notes issued under the exchange offer may be offered for resale, resold or otherwise transferred by their holders (other than any holder that is our "affiliate" within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holders acquired the Exchange Notes in the ordinary course of the holders' business and the holders have no arrangement or understanding with respect to the distribution of the Exchange Notes to be acquired in the exchange offer. Any holder who tenders in the exchange offer for the purpose of participating in a distribution of the Exchange Notes:

    o  cannot rely on the applicable interpretations of the SEC; and

    o must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

ACCOUNTING TREATMENT

       We will record the Exchange Notes in our accounting records at the same carrying value as the outstanding Notes, which is the aggregate principal amount, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offer. We will amortize the expenses of the exchange offer over the life of the Exchange Notes.

OTHER

       Participation in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

       We may in the future seek to acquire untendered outstanding Notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any outstanding Notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered outstanding Notes.

                        DESCRIPTION OF THE EXCHANGE NOTES

GENERAL

       We will issue the Exchange Notes under an Indenture dated as of February 1, 2003 between us and Bank One, N.A., as trustee, as supplemented by supplemental indentures or company orders. This prospectus briefly outlines some provisions of the Indenture. If you would like more information on these provisions, you should review the Indenture and any supplemental indentures or company orders that we have on file or will file with the SEC. See WHERE YOU CAN FIND MORE INFORMATION on how to locate these documents. You may also review these documents at the Trustee's offices at 1111 Polaris Parkway, Columbus, Ohio 43240.

       The Indenture does not limit the amount of Exchange Notes that may be issued. The Indenture permits us to issue notes in one or more series or tranches upon the approval of our board of directors and as provided in one or more company orders or supplemental indentures. Each series of notes may differ as to their terms. We may from time to time, without consent of the holders of the notes, issue additional notes having the same ranking, interest rate, maturity and other terms as the notes. The Exchange Notes will each be a single series of notes under the Indenture.

       The Exchange Notes are unsecured and will rank equally with all our senior unsecured unsubordinated debt. Substantially all of our fixed properties and franchises are subject to the lien of our Indenture of Mortgage and Deed of Trust, dated November 1, 1943, as previously supplemented and amended (mortgage indenture), between us and The Bank of New York, successor to The First National Bank of Chicago, as trustee. In the event of legal separation, we currently intend to retire or defease our obligations under our mortgage indenture. For current information on our debt outstanding, see our most recent Form 10-K and 10-Q. In addition, see WHERE YOU CAN FIND MORE INFORMATION.

       The Exchange Notes will be denominated in U.S. dollars and we will pay principal and interest in U.S. dollars. The Exchange Notes of each series will be issuable in denominations of $1,000 or any integral multiples of $1,000 in excess thereof. The Exchange Notes will not be subject to any conversion, amortization, or sinking fund.

PRINCIPAL AMOUNT, MATURITY AND INTEREST OF THE 2013 EXCHANGE NOTES, THE 2033 EXCHANGE NOTES AND THE 2005 EXCHANGE
NOTES

       The 2013 Exchange Notes will be initially issued in aggregate principal amount of $275,000,000; the 2033 Exchange Notes will be initially issued in aggregate principal amount of $275,000,000; and the 2005 Exchange Notes will be initially issued in aggregate principal amount of $150,000,000.

       The 2013 Exchange Notes will mature and become due and payable, together with any accrued and unpaid interest, on February 15, 2013 and will bear interest at the rate of 5.50% per annum from the date of original issuance, or if interest has already been paid, from the date it was most recently paid, until February 15, 2013. The 2033 Exchange Notes will mature and become due and payable, together with any accrued and unpaid interest, on February 15, 2033 and will bear interest at the rate of 6.65% per annum from the date of original issuance, or if interest has already been paid, from the date it was most recently paid, until February 15, 2033. The 2005 Exchange Notes will mature and become due and payable, together with any accrued and unpaid interest, on February 15, 2005 and will bear interest at the rate of 3.00% per annum from the date of original issuance, or if interest has already been paid, from the date it was most recently paid until February 15, 2005.

       Interest on each 2013 Exchange Note, 2033 Exchange Note and 2005 Exchange Note will be payable semi-annually in arrears on each February 15 and August 15 and at redemption, if any, or maturity. The initial interest payment date is [August] 15, 2003. Each payment of interest shall include interest accrued through the day before such interest payment date. Interest on the Notes will be computed on the basis of a 360-day year consisting of twelve 30-day months.

       We will pay interest on the 2013 Exchange Notes, the 2033 Exchange Notes and the 2005 Exchange Notes (other than interest payable at redemption, if any, or maturity) in immediately available funds to the owners of such Exchange Notes as of the Regular Record Date (as defined below) for each interest payment date. We will pay the principal of the 2013 Exchange Notes, the 2033 Exchange Notes and the 2005 Exchange Notes and any premium and interest payable at redemption, if any, or maturity in immediately available funds at the office of the Trustee at 1111 Polaris Parkway, Columbus, Ohio 43240.

       If any interest payment date, redemption date or the maturity is not a Business Day (as defined below), we will pay all amounts due on the next succeeding Business Day and no additional interest will be paid.

       The "Regular Record Date" will be the January 31 or July 31 prior to the relevant interest payment date.

       "Business Day" means any day that is not a day on which banking institutions in New York City are authorized or required by law or regulation to close.

PRINCIPAL AMOUNT, MATURITY AND INTEREST OF THE FLOATING EXCHANGE NOTES

       The Floating Exchange Notes will be initially issued in aggregate principal amount of $100,000,000.

       The Floating Exchange Notes will mature and become due and payable, together with any accrued and unpaid interest, on February 15, 2005. We will pay interest on the Floating Exchange Notes on February 15, May 15, August 15 and November 15, commencing on [August] 15, 2003, through the maturity date of February 15, 2005. Interest will accrue from the date of original issuance, or if interest has already been paid, from the date it was most recently paid and will be paid to holders of record on the fifteenth calendar day before each interest payment date. Interest payable at maturity, however, will be payable to the person to whom principal is payable. If the scheduled interest payment date (other than the maturity date) of the Floating Exchange Notes falls on a day which is not a Business Day, such interest payment date will be the following day that is a Business Day, except that if such Business Day is in the next calendar month, such interest payment date shall be the immediately preceding Business Day. If the maturity date of the Floating Exchange Notes falls on a day that is not a Business Day, the payment of principal and interest will be made on the next succeeding Business Day, and interest will not accrue as a result of this delayed payment.

       The Floating Exchange Notes will bear interest for each quarterly Interest Period at a per annum rate determined by the Calculation Agent, subject to the maximum interest rate permitted by New York or other applicable state law, as such law may be modified by United States law of general application. The interest rate applicable during each quarterly Interest Period will be equal to LIBOR on the Interest Determination Date for such Interest Period plus 1.25%; provided, however, that in certain circumstances described below, the interest rate will be determined without reference to LIBOR. Promptly upon such determination, the Calculation Agent will notify the Trustee for the Floating Exchange Notes, if the Trustee is not then serving as the Calculation Agent, of the interest rate for the new Interest Period. The interest rate determined by the Calculation Agent, absent manifest error, shall be binding and conclusive upon the beneficial owners and holders of the Floating Exchange Notes, the Company and the trustee for the Floating Exchange Notes.

       If the following circumstances exist on any Interest Determination Date, the Calculation Agent shall determine the interest rate for the Floating Exchange Notes as follows:

       (1) In the event no Reported Rate (as defined below) appears on Telerate Page 3750 (as defined below) as of approximately 11:00 a.m. London time on an Interest Determination Date, the Calculation Agent shall request the principal London offices of each of four major banks in the London interbank market selected by the Calculation Agent (after consultation with the Company) to provide a quotation of the rate (the "Rate Quotation") at which three month deposits in amounts of not less than $1,000,000 are offered by it to prime banks in the London interbank market, as of approximately 11:00 a.m. on such Interest Determination Date, that is representative of single transactions at such time (the "Representative Amounts"). If at least two Rate Quotations are provided, the interest rate will be the arithmetic mean of the Rate Quotations obtained by the Calculation Agent, plus 1.25%.

       (2) In the event no Reported Rate appears on Telerate Page 3750 as of approximately 11:00 a.m. London time on an Interest Determination Date and there are fewer than two Rate Quotations, the interest rate will be the arithmetic mean of the rates quoted at approximately 11:00 a.m. New York City time on such Interest Determination Date, by three major banks in New York City selected by the Calculation Agent (after consultation with the Company), for loans in Representative Amounts in U.S. dollars to leading European banks, having an index maturity of three months for a period commencing on the second London Business Day immediately following such Interest Determination Date, plus 1.25%; provided, however, that if fewer than three banks selected by the Calculation Agent are quoting such rates, the interest rate for the applicable Interest Period will be the same as the interest rate in effect for the immediately preceding Interest Period.

       Upon the request of a holder of the Floating Exchange Notes, the Calculation Agent will provide to such holder the interest rate in effect on the date of such request and, if determined, the interest rate for the next Interest Period.

       The accrued interest for any period is calculated by multiplying the principal amount of a note by an accrued interest factor. The accrued interest factor is computed by adding the interest factor calculated for each day in the period to the date for which accrued interest is being calculated. The interest factor (expressed as a decimal rounded upwards if necessary) is computed by dividing the interest rate (expressed as a decimal rounded upwards if necessary) applicable to such date by 360.

       All percentages resulting from any calculation of the interest rate on Floating Exchange Notes will be rounded, if necessary, to the nearest one-hundred thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards (e.g., 9.876545% (or 0.09876545) being rounded to 9.87655% (or 0.0987655) and 9.876544% (or 0.09876544) being rounded to
9.87654% (or 0.0987654)), and all dollar amounts used in or resulting from such calculation will be rounded to the nearest cent (with one-half cent being rounded upwards).

       "Calculation Agent" means Bank One, N.A., or its successor appointed by the Company, acting as calculation agent.

       "Interest Determination Date" means the second London Business Day immediately preceding the first day of the relevant Interest Period.

       "Interest Period" means the period commencing on an interest payment date for the Floating Exchange Notes (or commencing on the issue date for the Floating Exchange Notes, if no interest has been paid or duly made available for payment since that date) and ending on the day before the next succeeding interest payment date for the Floating Exchange Notes.

       "LIBOR" for any Interest Determination Date will be the offered rate for deposits in U.S. dollars having an index maturity of three months for a period commencing on the second London Business Day immediately following the Interest Determination Date in amounts of not less than $1,000,000, as such rate appears on Telerate Page 3750 or a successor reporter of such rates selected by the Calculation Agent and acceptable to the Company, at approximately 11:00 a.m. London time on the Interest Determination Date (the "Reported Rate").

       "London Business Day" means a day other than a Saturday or Sunday that is not a day on which banking institutions in London, England and New York, New York are authorized or obligated by law or executive order to be closed and a day on which dealings in deposits in U.S. dollars are transacted, or with respect to any future date are expected to be transacted, in the London interbank market.

       "Telerate Page 3750" means the display designated on page 3750 on Dow Jones Markets Limited (or such other page as may replace the 3750 page on that service or such other service as may be nominated by the British Bankers' Association for the purpose of displaying London interbank offered rates for U.
S. dollar deposits).

       We will pay the principal of the Floating Exchange Notes and interest payable at maturity in immediately available funds at the office of the Trustee at 1111 Polaris Parkway, Columbus, Ohio 43240.

OPTIONAL REDEMPTION FOR THE 2013 EXCHANGE NOTES, THE 2033 EXCHANGE NOTES AND THE 2005 EXCHANGE NOTES

       We may redeem any or all series of the 2013 Exchange Notes, the 2033 Exchange Notes and the 2005 Exchange Notes in whole or in part by delivering written notice to the noteholders no more than 60, and not less than 30, days prior to redemption. If we do not redeem all the Exchange Notes of a series at one time, the Trustee will select the Exchange Notes to be redeemed in a manner it determines to be fair. The Floating Exchange Notes are not subject to optional redemption.

       We may redeem the 2013 Exchange Notes, the 2033 Exchange Notes and the 2005 Exchange Notes at any time at a "make whole" redemption price equal to the greater of (i) the principal amount of the Exchange Notes being redeemed and
(ii) the sum of the present values of the remaining scheduled payments of principal and interest on the Exchange Notes being redeemed (excluding the portion of any such interest accrued to the date of redemption) discounted (for purposes of determining present value) to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus 25 basis points in the case of the 2013 Exchange Notes, 30 basis points in the case of the 2033 Exchange Notes and 20 basis points in the case of the 2005 Exchange Notes, plus, in each case, accrued interest thereon to the date of redemption.

       "Treasury Rate," applicable to each series, means, with respect to any redemption date, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

       "Comparable Treasury Issue," applicable to each series, means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Exchange Notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes.

       "Comparable Treasury Price," applicable to each series, means, with respect to any redemption date, (1) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third Business Day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities" or (2) if such release (or any successor release) is not published or does not contain such prices on such third Business Day, the Reference Treasury Dealer Quotation for such redemption date.

       "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by us and reasonably acceptable to the Trustee.

       "Reference Treasury Dealer" means a primary U.S. Government Securities Dealer selected by us and reasonably acceptable to the Trustee.

       "Reference Treasury Dealer Quotation" means, with respect to the Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at or before 5:00 p.m., New York City time, on the third Business Day preceding such redemption date.

CONSOLIDATION, MERGER OR SALE

       We may merge or consolidate with any corporation or sell all or substantially all of our assets as an entirety as long as the successor or purchaser of such assets expressly assumes the payment of principal, and premium, if any, and interest on the Exchange Notes; provided, however, that if all or substantially all of our Generation-Related Business is transferred to an affiliated entity pursuant to the Business Separation Plan or sold to an unaffiliated entity pursuant to the plan of divestiture (whether or not the Generation-Related Business constitutes "substantially all" of our total assets), the Exchange Notes will continue to be the obligations of Texas Central. The transfer or sale of all or substantially all of our Generation-Related Business would not constitute a default with respect to the Exchange Notes nor would it be deemed a sale or transfer of all or substantially all of our assets for purposes of the Indenture. Additionally, such transfer or sale would not alter the terms of the Exchange Notes, and the Exchange Notes will continue to be governed by the Indenture.

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


LIMITATION ON SECURED DEBT

       So long as any of the Exchange Notes are outstanding, we will not create or permit to be created or to exist or permit any of our subsidiaries to create or permit to be created or to exist any additional mortgage, pledge, security interest, or other lien (collectively, Liens) on any utility properties or tangible assets now owned or hereafter acquired by us or our subsidiaries to secure any indebtedness for borrowed money (Secured Debt), without providing that the outstanding Exchange Notes will be similarly secured. This restriction does not apply to our existing first mortgage bonds that have previously been issued under our mortgage indenture or any indenture supplemental thereto; provided that this restriction will apply to future issuances thereunder (other than issuances of refunding first mortgage bonds). In addition, this restriction does not prevent the creation or existence of:

    o Liens on property existing at the time of acquisition or construction of such property (or created within one year after completion of such acquisition or construction), whether by purchase, merger, construction or otherwise, or to secure the payment of all or any part of the purchase price or construction cost thereof, including the extension of any Liens to repairs, renewals, replacements substitutions, betterments, additions, extensions and improvements then or thereafter made on the property subject thereto;

    o  Financing of our accounts receivable for electric service;

    o Any extensions, renewals or replacements (or successive extensions, renewals or replacements), in whole or in part, of Liens permitted by the foregoing clauses; and

    o The pledge of any bonds or other securities at any time issued under any of the Secured Debt permitted by the above clauses.

       In addition to the permitted issuances above, Secured Debt not otherwise so permitted may be issued; provided that amount of such Secured Debt that does not exceed 15% of Net Tangible Assets as defined below.

       "Net Tangible Assets" means the total of all assets (including revaluations thereof as a result of commercial appraisals, price level restatement or otherwise) appearing on our balance sheet, net of applicable reserves and deductions, but excluding goodwill, trade names, trademarks, patents, unamortized debt discount, energy trading contracts, regulatory assets, deferred charges and all other like intangible assets (which term shall not be construed to include such revaluations), less the aggregate of our current liabilities appearing on such balance sheet.

       This restriction also will not apply to or prevent the creation or existence of leases (operating or capital) made, or existing on property acquired, in the ordinary course of business.

BOOK-ENTRY

       We will issue the Exchange Notes in the form of one or more fully registered global securities. The global securities will be deposited with, or on behalf of, The Depository Trust Company, or DTC, and will be registered in the name of DTC or its nominee. Investors may hold their beneficial interests in a global security directly through DTC or indirectly through organizations which are participants in the DTC system.

       Unless and until they are exchanged in whole or in part for certificated securities, the global securities may not be transferred except as a whole by DTC or its nominee. DTC has advised us as follows:

    o DTC is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act.

    o DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and other organizations. Indirect access to the DTC system is available to others, including banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

       Upon the issuance of the global securities, DTC or its custodian will credit, on its internal system, the respective principal amounts of the securities represented by the global securities to the accounts of those persons who have accounts with DTC designated by the Initial Purchasers. Ownership of beneficial interests in the global securities will be limited to persons who have accounts with DTC or persons who hold interests through the persons who have accounts with DTC. Persons who have accounts with DTC are referred to as "participants." Ownership of beneficial interests in the global securities will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee, with respect to interests of participants, and the records of participants, with respect to interests of persons other than participants.

       As long as DTC or its nominee is the registered owner or holder of the global securities, DTC or the nominee, as the case may be, will be considered the sole record owner or holder of the securities represented by the global securities for all purposes under the Indenture and the securities. No beneficial owners of an interest in the global securities will be able to transfer that interest except according to DTC's applicable procedures, in addition to those provided for under the Indenture. Owners of beneficial interests in the global securities will not:

    o be entitled to have the securities represented by the global securities registered in their names,

    o receive or be entitled to receive physical delivery of certificated securities in definitive form, and

    o be considered to be the owners or holders of any securities under the global securities.

       Accordingly, each person owning a beneficial interest in the global securities must rely on the procedures of DTC and, if a person is not a participant, on the procedures of the participant through which that person owns its interests, to exercise any right of a holder of securities under the global securities. We understand that under existing industry practice, if an owner of a beneficial interest in the global securities desires to take any action that DTC, as the holder of the global securities, is entitled to take, DTC would authorize the participants to take that action, and that the participants would authorize beneficial owners owning through the participants to take that action or would otherwise act upon the instructions of beneficial owners owning through them.

       Payments of the principal of, premium, if any, and interest on the securities represented by the global securities will be made by us to the Trustee and from the Trustee to DTC or its nominee, as the case may be, as the registered owner of the global securities. Neither we, the Trustee, nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global securities or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

       We expect that DTC or its nominee, upon receipt of any payment of principal of, premium, if any, or interest on the global securities will credit participants' accounts with payments in amounts proportionate to their respective beneficial ownership interests in the principal amount of the global securities, as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global securities held through these participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for these customers. These payments will be the responsibility of these participants.

       DTC has advised us that DTC will take any action permitted to be taken by a holder of securities only at the direction of one or more participants to whose account the DTC interests in the global securities are credited. Further, DTC will take any action permitted to be taken by a holder of securities only in respect of that portion of the aggregate principal amount of securities as to which the participant or participants has or have given that direction.

       Although DTC has agreed to these procedures in order to facilitate transfers of interests in the global securities among participants of DTC, it is under no obligation to perform these procedures, and may discontinue them at any time. Neither we nor the trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

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


       Beneficial interests in global securities may be exchanged for certificated securities only if:

    o DTC notifies the Trustee that it is unwilling or unable to continue as a depositary for the global securities or DTC ceases to be a clearing agency registered under the Exchange Act and, in either case, we fail to appoint a successor depositary within 90 days; or

    o we decide at any time not to have the securities represented by global securities and so notify the Trustee.

EVENTS OF DEFAULT

       "Event of Default" means any of the following:

       - failure to pay for three business days the principal of (or premium, if any, on) any Exchange Note of a series when due and payable;

       - failure to pay for 30 days any interest on any Exchange Note of any series when due and payable;

       - failure to perform any other requirements in such Exchange Notes, or in the Indenture in regard to such Exchange Notes, for 90 days after notice;

       -  certain events of bankruptcy or insolvency; or

       -  any other event of default specified in a series of Exchange Notes.

       An Event of Default for a particular series of Exchange Notes does not necessarily mean that an Event of Default has occurred for any other series of Exchange Notes issued under the Indenture. If an Event of Default occurs and continues, the Trustee or the holders of at least 33% of the principal amount of the Exchange Notes of the series affected may require us to repay the entire principal of the Exchange Notes of such series immediately (Repayment Acceleration). In most instances, the holders of at least a majority in aggregate principal amount of the Exchange Notes of the affected series may rescind a previously triggered Repayment Acceleration. However, if we cause an Event of Default because we have failed to pay (unaccelerated) principal, premium, if any, or interest, Repayment Acceleration may be rescinded only if we have first cured our default by depositing with the Trustee enough money to pay all (unaccelerated) past due amounts and penalties, if any.

       The Trustee must within 90 days after a default occurs, notify the holders of the Exchange Notes of the series of default unless such default has been cured or waived. We are required to file an annual certificate with the Trustee, signed by an officer, concerning any default by us under any provisions of the Indenture.

       Subject to the provisions of the Indenture relating to its duties in case of default, the Trustee shall be under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any holders unless such holders offer the Trustee reasonable indemnity. Subject to the provisions for indemnification, the holders of a majority in principal amount of the Exchange Notes of any series may direct the time, method and place of conducting any proceedings for any remedy available to, or exercising any trust or power conferred on, the Trustee with respect to such Exchange Notes.

MODIFICATION OF INDENTURE

       Under the Indenture, our rights and obligations and the rights of the holders of any Exchange Notes may be changed. Any change affecting the rights of the holders of any series of Exchange Notes requires the consent of the holders of not less than a majority in aggregate principal amount of the outstanding Exchange Notes of all series affected by the change, voting as one class. However, we cannot change the terms of payment of principal or interest, or a reduction in the percentage required for changes or a waiver of default, unless the holder consents. We may issue additional series of Exchange Notes and take other action that does not affect the rights of holders of any series by executing supplemental indentures without the consent of any noteholders.

LEGAL DEFEASANCE


       We will be discharged from our obligations on the Exchange Notes of any series at any time if:

    o we deposit with the Trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums due to the stated maturity date or a redemption date of the Exchange Notes of the series, and

    o we deliver to the Trustee an opinion of counsel stating that the United States federal income tax obligations of noteholders of that series will not change as a result of our performing the action described above, with such opinion based upon a ruling of the Internal Revenue Service (IRS) issued to us or a change of law or regulation occurring after the date hereof.

If this happens, the noteholders of the series will not be entitled to the benefits of the Indenture except for registration of transfer and exchange of Exchange Notes and replacement of lost, stolen or mutilated Exchange Notes.

COVENANT DEFEASANCE

       We will be discharged from our obligations under any restrictive covenant applicable to the Exchange Notes of a particular series if:

    o we deposit with the Trustee cash or government securities sufficient to pay the principal, interest and any premium due on or prior to maturity, and

    o we deliver to the Trustee an opinion of counsel stating that the United States federal income tax obligations of the noteholders will not change as a result of the defeasance.

If this happens, any later breach of that particular restrictive covenant will not result in Repayment Acceleration. If we cause an Event of Default apart from breaching that restrictive covenant, there may not be sufficient money or government obligations on deposit with the Trustee to pay all amounts due on the Exchange Notes of that series. In that instance, we would remain liable for such amounts.

GOVERNING LAW

       The Indenture and Exchange Notes of all series will be governed by the laws of the State of New York.

CONCERNING THE TRUSTEE

       We and our affiliates use or will use some of the banking services of the Trustee and other services of its affiliates in the normal course of business.

                     EXCHANGE OFFERS AND REGISTRATION RIGHTS

       Texas Central and the initial purchasers entered into the Registration Rights Agreement dated as of February 1, 2003, in contemplation of the Notes issued on February 18, 2003, which we call the "issue date." We have agreed pursuant to the Registration Rights Agreement that we will, subject to certain exceptions,


       (1) prepare and, as soon as practicable but not later than 210 calendar days following the issue date, file with the SEC a registration statement with respect to a registered offer, or the Registered Exchange Offer, to exchange the outstanding Notes for a like principal amount of Exchange Notes of Texas Central;

       (2) use our reasonable best efforts to cause the registration statement to be declared effective under the Securities Act not later than 270 calendar days following the issue date;

       (3) keep the Registered Exchange Offer open for not less than 30 calendar days (or longer if required by applicable law) after the effective date of the registration statement containing this prospectus;

       (4) use our reasonable best efforts to cause the exchange offer to be consummated within 300 calendar days following the issue date; and

       (5) promptly commence the exchange offer upon the effectiveness of the Exchange Offer Registration Statement.

       For each outstanding Note tendered to us pursuant to the Registered Exchange Offer, we will issue to the holder of such outstanding Note an Exchange Note having a principal amount equal to that of the surrendered outstanding Note. Interest on the Exchange Notes will accrue from the most recent interest payment date to which interest has been paid on the outstanding Notes surrendered in exchange therefor or, if no interest has been paid on such outstanding Notes, from the date of original issuance.

       Under existing SEC interpretations, the Exchange Notes will be freely transferable by holders other than our affiliates after the Registered Exchange Offer without further registration under the Securities Act if the holder of the Exchange Notes represents to us in the Registered Exchange Offer that it (a) is not an affiliate of ours within the meaning of Rule 405 under the Securities Act; (b) is not a broker-dealer tendering outstanding Exchange Notes acquired directly from us for its own account; (c) acquired the Exchange Notes in the ordinary course of its business; and (d) has no arrangements or understandings with any person to participate in the exchange offer for the purpose of distributing the Exchange Notes); PROVIDED, HOWEVER, that broker-dealers receiving Exchange Notes in the Registered Exchange Offer will have a prospectus delivery requirement with respect to resales of such Exchange Notes.

       A holder of outstanding Notes (other than certain specified holders) who wishes to exchange such outstanding Notes for Exchange Notes in the Registered Exchange Offer will be required to represent that any Exchange Notes to be received by it will be acquired in the ordinary course of its business and that at the time of the commencement of the Registered Exchange Offer it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes and that it is not an "affiliate" of Texas Central, as defined in Rule 405 of the Securities Act, or if it is an affiliate, that it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

       If: (i) because of any change in law or in currently prevailing interpretations of the staff, we are not permitted to effect the Registered Exchange Offer, (ii) the Registered Exchange Offer is not consummated within 300 calendar days of the issuance of the outstanding Notes, or (iii) any holder of an outstanding Note notifies us prior to the 20th day following the consummation of the Registered Exchange Offer that (i) such holder was prohibited by applicable law or SEC policy from participating in the Registered Exchange Offer, (ii) that such holder may not resell the Exchange Notes to the public without delivering a prospectus and that the prospectus contained in the Exchange offer registration statement is not appropriate or available for such resale by such holder or (iii) that it is a participating broker-dealer and holds outstanding Notes acquired directly from us or one of our affiliates, then in each case, we will (x) promptly deliver to the holders written notice thereof and (y) at our sole expense (a) as promptly as practicable (but in no event more than 210 days after so required or requested pursuant to the registration rights agreement), file a shelf registration statement covering resales of those outstanding Notes, (b) use our reasonable best efforts to cause the shelf registration statement to be declared effective under the Securities Act (but in no event more than 270 days after so required or requested pursuant to the registration rights agreement or, if later, 300 days after the outstanding Notes are issued) and (c) use our reasonable best efforts to keep effective the shelf registration statement until the earlier of two years (or, if Rule 144(k) is amended to provide a shorter restrictive period, such shorter period) after the issuance of the Outstanding Notes or such time as all of the applicable outstanding Notes have been sold under the shelf registration statement.

       We will, if a shelf registration statement is declared effective, provide to each holder copies of the prospectus that is a part of the shelf registration statement, notify each such holder when the shelf registration statement for the Notes has become effective and take any other actions as are required to permit unrestricted resales of the outstanding Notes. A holder that sells outstanding Notes pursuant to the shelf registration statement will be required to be named as a selling security holder in the related prospectus, to provide information related thereto and to deliver that prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with the sales and will be bound by the provisions of the registration rights agreement that are applicable to such a holder (including certain indemnification rights and obligations). We will not have any obligation to include in the shelf registration statement holders who do not deliver that information to us.

       If we fail to comply with certain provisions of the Registration Rights Agreement, as described below, then a special interest premium will become payable in respect of the outstanding Notes.

       If: (i) the exchange offer registration statement is not filed with the SEC on or before the 210th calendar day after the issuance of the outstanding Notes, (ii) the exchange offer registration statement is not declared effective on or before the 270th calendar day after the issuance of the outstanding Notes, or (iii) the Registered Exchange Offer is not consummated or the shelf registration statement is not declared effective on or before the 300th calendar day after the issuance of the outstanding Notes, the special interest premium will accrue in respect of the outstanding Notes from and including the next calendar day following each of (a) such 210-day period in the case of clause (i) above, (b) such 270-day period in the case of clause (ii) above, and (c) such 300-day period in the case of clause (iii) above, in the case of clauses (i) and
(ii) above at a rate equal to 0.25% per annum and in the case of clause (iii) at a rate equal to 0.50% per annum.

       If the exchange offer registration statement is not declared effective on or before the 300th calendar day after the issuance of the outstanding Notes and we request holders of the outstanding Notes to provide the information called for by the registration rights agreement for inclusion in the shelf registration statement, the outstanding Notes owned by holders who do not deliver such information to us when required pursuant to the registration rights agreement will not be entitled to any such increase in the interest rate for any day after the 300th day following the issuance of the outstanding Notes. Upon (1) the filing of an exchange offer registration statement after the 210-day period described in clause (i) above, (2) the effectiveness of the exchange offer registration statement after the 270-day period described in clause (ii) above or (3) the consummation of the Registered Exchange Offer or the effectiveness of a shelf registration statement, as the case may be, after the 300-day period described in clause (iii) above, the interest rate on the Outstanding Notes from the day of such filing, effectiveness or consummation, as the case may be, will be reduced to the original interest rate set forth on the cover page of this prospectus for the Outstanding Notes.

       If a shelf registration statement is declared effective pursuant to the foregoing paragraphs, and if such shelf registration statement ceases to be continuously effective or the prospectus contained in such shelf registration statement ceases to be usable for resales (x) at any time prior to the earlier of two years (or if Rule 144(k) is amended to provide a shorter restrictive period, such shorter period) after the issuance of the outstanding Notes or such time as all of the applicable outstanding Notes have been sold under the shelf registration statement or (y) due to corporate developments, public filings with the SEC or similar events, or because the prospectus contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading, and such failure continues for more than 90 days (whether or not consecutive and whether or not arising out of a single or multiple circumstances) in any twelve-month period (the day, with respect to (x), or the 91st day, with respect to (y), being referred to as the "default day"), then from the default day until the earlier of (i) the date that the shelf registration statement and the prospectus are again deemed effective and usable for resales, respectively, (ii) the date that is the second anniversary of the issuance of the outstanding Notes (or, if Rule 144(k) is amended to provide a shorter restrictive period, such shorter period), or (iii) the date as of which all of the outstanding Notes are sold pursuant to the shelf registration statement, the special interest premium in respect of the outstanding Notes will accrue at a rate equal to 0.50% per annum. The aggregate amount of the special interest premium in respect of the outstanding Notes payable pursuant to the above provisions will in no event exceed 0.50% per annum.

              CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

EXCHANGE OF NOTES

       The exchange of outstanding Notes for Exchange Notes in the exchange offer will not constitute a taxable event to holders for United States federal income tax purposes. Consequently, no gain or loss will be recognized by a holder upon receipt of an Exchange Note, the holding period of the Exchange Note will include the holding period of the outstanding Note exchanged therefor and the basis of the Exchange Note will be the same as the basis of the outstanding
Note immediately before the exchange.

       IN ANY EVENT, PERSONS CONSIDERING THE EXCHANGE OF OUTSTANDING NOTES FOR EXCHANGE NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES IN LIGHT OF THEIR PARTICULAR SITUATIONS AS WELL AS ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.

CONSEQUENCES TO NON-U.S. HOLDERS

       The following summary describes the material United States federal income tax consequences of the ownership of Exchange Notes by a Non-U.S. Holder (as defined below) as of the date hereof. Except where noted, the discussion below only deals with Exchange Notes held as capital assets. This discussion does not address the consequences of holding outstanding Notes that were not exchanged for Exchange Notes. Furthermore, the discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the Code), and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified so as to result in United States federal income tax consequences different from those discussed below. If a partnership holds our Exchange Notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our Exchange Notes, you should consult your tax advisors. PERSONS CONSIDERING THE PURCHASE, OWNERSHIP OR DISPOSITION OF EXCHANGE NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES IN LIGHT OF THEIR PARTICULAR SITUATIONS AS WELL AS ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.

       As used herein, a "U.S. Holder" of a Exchange Note means a holder that is for United States federal income tax purposes (i) a citizen or resident of the United States, (ii) a corporation created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source or (iv) a trust if it (x) is subject to the supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (y) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person. A "Non-U.S. Holder" is a holder (other than an entity treated as a partnership) that is not a U.S. Holder.

       This summary does not represent a detailed description of the United States federal income tax consequences to investors in light of their particular circumstances. Special rules may apply to certain Non-U.S. Holders, such as "controlled foreign corporations," "passive foreign investment companies," "foreign personal holding companies" and certain expatriates that are subject to special treatment under the Code. Such entities should consult their own tax advisors to determine the United States federal, state, local and other tax consequences that may be relevant to them.

       Under current United States federal income and estate tax law, and subject to the discussion below concerning backup withholding:

       (a) no withholding of United States federal income tax will be required with respect to the payment by us or any paying agent of principal or interest on a Exchange Note owned by a Non-U.S. Holder under the "portfolio interest" rule, provided that (i) interest paid on the Exchange Notes is not effectively connected with the beneficial owner's conduct of a trade of business in the United States, (ii) the beneficial owner does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of section 871(h)(3) of the Code and the regulations thereunder, (iii) the beneficial owner is not a controlled foreign corporation that is related to us through stock ownership,
(iv) the beneficial owner is not a bank whose receipt of interest on a Exchange
Note is described in section 881(c)(3)(A) of the Code and (v) the beneficial owner satisfies the statement requirement (described generally below) set forth in section 871(h) and section 881(c) of the Code and the regulations thereunder.

       (b) no withholding of United States federal income tax generally will be required with respect to any gain realized by a Non-U.S. Holder upon the sale, exchange, retirement or other disposition of a Exchange Note; and

       (c) an Exchange Note beneficially owned by an individual who at the time of death is not a citizen or resident of the United States will not be subject to United States federal estate tax as a result of such individual's death, provided that any payment to such holder on the Exchange Note, would be eligible for exemption from the

30% federal withholding tax under the "portfolio interest" rule described in paragraph (a) above without regard to the statement requirement described in
(a)(v) above.

       To satisfy the requirement referred to in (a)(v) above, the beneficial owner of such Exchange Note, or a financial institution holding the Exchange Note on behalf of such owner, must provide, in accordance with specified procedures, a paying agent of us with a statement to the effect that the beneficial owner is not a United States person. Currently, these requirements will be met if (1) the beneficial owner provides its name and address, and certifies, under penalties of perjury, that it is not a United States person (which certification may be made on an IRS Form W-8BEN) or (2) a financial institution holding the Exchange Note on behalf of the beneficial owner certifies, under penalties of perjury, that such statement has been received by it, and furnishes a paying agent with a copy thereof. The statement requirement referred to in (a)(v) above may also be satisfied with other documentary evidence with respect to Exchange Notes held through an offshore account or through certain foreign intermediaries.

       If a Non-U.S. Holder cannot satisfy the requirements of the "portfolio interest" exception described in (a) above, payments of interest made to such Non-U.S. Holder will be subject to a 30% withholding tax unless the beneficial owner of the Exchange Note provides us or any paying agent, as the case may be, with a properly executed (1) IRS Form W-8BEN claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty or
(2) IRS Form W-8ECI stating that interest paid on the Exchange Note is not subject to withholding tax because it is effectively connected with the beneficial owner's conduct of a trade or business in the United States. Alternative documentation may be applicable in certain situations.

       If a Non-U.S. Holder is engaged in a trade or business in the United States and interest on the Exchange Note is effectively connected with the conduct of such trade or business, the non-U.S. Holder, although exempt from the withholding tax discussed above, will be subject to United States federal income tax on such interest on a net income basis in the same manner as if it were a U.S. Holder. In addition, if such holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or a lesser rate under an applicable income tax treaty) of such amount, subject to adjustments.

       Any gain realized upon the sale, exchange, retirement or other disposition of a Exchange Note generally will not be subject to United States federal income tax unless (i) such gain or income is effectively connected with a trade or business in the United States of the Non-U.S. Holder, or (ii) in the case of a Non-U.S. Holder who is an individual, such individual is present in the United States for 183 days or more in the taxable year of such sale, exchange, retirement or other disposition, and certain other conditions are met.

INFORMATION REPORTING AND BACKUP WITHHOLDING

       Information reporting will generally apply to payments of interest and the amount of tax, if any, withheld with respect to such payments to Non-U.S. Holders of the Exchange Notes. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of an applicable income tax treaty.

       In general, no backup withholding will be required with respect to payments made by us or any paying agent to Non-U.S. Holders if a statement described in (a)(v) under "Non-U.S. Holders" has been received (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person).

       In addition, information reporting and, depending on the circumstances, backup withholding, will apply to the proceeds of the sale of a Exchange Note within the United States or conducted through United States-related financial intermediaries unless the statement described in (a)(v) under "Non-U.S. Holders" has been received (and the payor does not have actual knowledge or reason to know that the beneficial owner is a U.S. person) or the holder otherwise establishes an exemption.

                                     RATINGS

       The Exchange Notes are assigned a rating of Baa2 (stable outlook) by Moody's Investors Service, Inc. (Moody's), BBB (stable outlook) by Standard & Poor's Ratings Service (S&P) and A- (stable outlook) by Fitch

Ratings, Inc. (Fitch). Ratings from credit agencies are not recommendations to buy, sell or hold our securities and may be subject to revision or withdrawal at any time by the rating agency and should be evaluated independently of any other ratings.

                              PLAN OF DISTRIBUTION

       Each broker-dealer that receives Exchange Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the Exchange Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for outstanding Notes where the outstanding Notes were acquired as a result of market-making activities or other trading activities. We have agreed that we will make such prospectus, and any amendment or supplement thereto, available to any such broker-dealer for use in connection with any resale of any Exchange Notes for a period of the lesser of 90 days after the consummation of the Exchange Offer and the date on which all broker-dealers have sold all Exchange Notes held by them (unless such period is extended pursuant to the terms of the Registration Rights Agreement). We have also agreed that we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal.

       We will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own accounts pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of these methods of resale, at market prices prevailing at the time of resale, at prices related to the prevailing market prices or negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of any Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of the Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any resale of Exchange Notes and any commissions or concessions received by these persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

       We have agreed to pay all expenses incident to the exchange offer, including the expenses of one counsel for the holders of the outstanding Notes, other than commissions or concessions of any brokers or dealers and will indemnify the holders of outstanding Notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

       By its acceptance of the exchange offer, any broker-dealer that receives Exchange Notes pursuant to the exchange offer hereby agrees to notify us prior to using the prospectus in connection with the sale or transfer of Exchange Notes, and acknowledges and agrees that, upon receipt of notice from us of the happening of any event which makes any statement in this prospectus untrue in any material respect or which requires the making of any changes in this prospectus in order to make the statements therein not misleading or which may impose upon us disclosure obligations that may have a material adverse effect on us (which notice we agree to deliver promptly to such broker-dealer) such broker-dealer will suspend use of this prospectus until we have notified such broker-dealer that delivery of this prospectus may resume and have furnished copies of any amendment or supplement to this prospectus to such broker-dealer.

                                 LEGAL OPINIONS

       Our counsel, Simpson Thacher & Bartlett LLP, New York, NY, and one of our lawyers will each issue an opinion about the legality of the Exchange Notes for us.

                                     EXPERTS

       The consolidated financial statements of the Company and subsidiaries incorporated in this prospectus by reference from the Company's Current Report on Form 8-K dated May 14, 2003 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated herein by reference (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the realignment of segments for financial reporting purposes).

       The consolidated financial statement schedule of the Company and subsidiaries incorporated by reference in this prospectus from the Company's Annual Report on Form 10-K (as updated by the Company's Current Report on Form 8-K dated May 14, 2003) has been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein.

       The aforementioned reports have been so incorporated and included in reliance upon such firm given their authority as experts in accounting and auditing.

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

       Article 2.02-1 of the Texas Business Corporation Act permits Texas Central, in certain circumstances, to indemnify any present or former director, officer, employee or agent of Texas Central against judgments, penalties, fines, settlements and reasonable expenses incurred in connection with a proceeding in which any such person was, is or is threatened to be, made a party by reason of holding such office or position, but only to a limited extent for obligations resulting from a proceeding in which the person is found liable on the basis that a personal benefit was improperly received or in circumstances in which the person is found liable in a derivative suit brought on behalf of Texas Central.

       Article VII of the Restated Articles of Incorporation of Texas Central provides that, to the fullest extent permitted by law, no director of the corporation shall be liable to the corporation or its shareholders.

       Article IX of the Bylaws of Texas Central provides that the corporation shall indemnify any person for liability incurred because that person is or was a director or officer of the corporation provided that the director or officer acted in good faith and in a manner he or she believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, such person had no reasonable cause to believe that his or her conduct was unlawful. Article IX of the Bylaws further provides that the corporation shall indemnify any director or officer of the corporation for all expenses incurred in defense of any action or suit brought in the right of the corporation provided the director or officer acted in good faith and in a manner he or she believed to be in or not opposed to the best interests of the corporation.

       The above is a general summary of certain provisions of Texas Central's Articles of Incorporation and Bylaws and of the Texas Business Corporation Act and is subject in all respects to the specific and detailed provisions of Texas Central's Articles of Incorporation and Bylaws and the Texas Business Corporation Act

       Texas Central maintains insurance policies insuring its directors and officers against certain obligations that may be incurred by them.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

       Certain of the following exhibits, designated with an asterisk (*), are filed herewith. The exhibits not so designated have heretofore been filed with the Commission and, pursuant to 17 C.F.R. ss.201.24 and ss.230.411, are incorporated herein by reference to the documents indicated following the descriptions of such exhibits.

EXHIBIT NO.                            DESCRIPTION

    3(a) Restated Articles of Incorporation Without Amendment, Articles of Correction to Restated Articles of Incorporation Without Amendment, Articles of Amendment to Restated Articles of Incorporation, Statements of Registered Office and/or Agent, and Articles of Amendment to the Articles of Incorporation [Quarterly Report on Form 10-Q of Texas Central for the quarter ended March 31, 1997, File No. 0-346, Exhibit 3.1].

    3(b) Articles of Amendment to Restated Articles of Incorporation of Texas Central dated December 18, 2002 [Annual Report on Form 10-K of Texas Central for the fiscal year ended December 31, 2002, File No. 0-346, Exhibit 3(b)].

    3(c) By-Laws of Texas Central (amended as of April 19, 2000) [Annual Report on Form 10-K of Texas Central for the fiscal year ended December 31, 2000, File No. 0-346, Exhibit 3(b)].

   *4(a) Indenture, dated as of February 1, 2003, between Texas Central and Bank One, N.A., as Trustee for the unsecured Senior Notes

   *4(b) First Supplemental Indenture, dated as of February 1, 2003, between Texas Central and Bank One, N.A., as Trustee for the unsecured Senior Notes establishing certain terms of the 5.50% Senior Notes, Series A, due 2013 and the 5.50% Senior Notes, Series D, due 2013

   *4(c) Second Supplemental Indenture, dated as of February 1, 2003, between Texas Central and Bank One, N.A., as Trustee for the unsecured Senior Notes establishing certain terms of the 6.60% Senior Notes, Series B, due 2033 and the 6.60% Senior Notes, Series E, due 2033

   *4(d) Third Supplemental Indenture, dated as of February 1, 2003, between Texas Central and Bank One, N.A., as Trustee for the unsecured Senior Notes establishing certain terms of the 3.00% Senior Notes, Series C, due 2033 and the 3.00% Senior Notes, Series F, due 2033

   *4(e) Fourth Supplemental Indenture, dated as of February 1, 2003, between Texas Central and Bank One, N.A., as Trustee for the Floating Rate Notes establishing certain terms of the Floating Rate Notes, Series A, due 2005 and the Floating Rate Notes, Series B, due 2005

   *4(f) Registration Rights Agreement, dated as of February 1, 2003 for 5.50% Senior Notes, Series A, due 2013 and 6.60% Senior Notes, Series B, due 2033

   *4(g) Registration Rights Agreement, dated as of February 1, 2003 for 3.00% Senior Notes, Series C, due 2033 and Floating Rate Notes, Series A, due 2005

   *5 Opinion of Simpson Thacher & Bartlett LLP as to the legality of the unsecured notes 12 Statement re Computations of Ratios [Quarterly Report on Form 10-Q of Texas Central for the quarter ended March 30, 2003, File No. 1-6543, Exhibit 12]

  *23(a)      Consent of Deloitte & Touche LLP

   23(b) Consent of Simpson Thacher & Bartlett LLP (included in Exhibit 5 filed herewith)

  *24 Powers of Attorney and resolutions of the Board of Directors of Texas Central

  *25 Form T-1 re: eligibility of Bank One, N.A. to act as Trustee under the Indenture

  *99.1       Forms of Letter of Transmittal

  *99.2 Forms of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees

  *99.3       Forms of Letter to Clients

  *99.4       Forms of Notice of Guaranteed Delivery


ITEM 22.      UNDERTAKINGS

(a)    Undertaking related to Rule 415 offering:

       The undersigned registrant hereby undertakes:

       (1) To file, during any period in which offers or sales are being made, a posteffective amendment to this registration statement:

              (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

       (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

       (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Undertaking related to filings incorporating subsequent Exchange Act documents by reference:

       The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

(c)    Undertaking related to acceleration of effectiveness:

       Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by the director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d)    Undertaking related to requests for information:

       The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(e)    Undertaking related to post-effective amendments:

       The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and Texas Central being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

       Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable cause to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus and State of Ohio, on the 21st day of July, 2003.

                                            AEP TEXAS CENTRAL COMPANY

                                            E. Linn Draper, Jr.*
                                            Chairman of the Board and
                                            Chief Executive Officer

       PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

          SIGNATURE                     TITLE                        DATE

(i) PRINCIPAL EXECUTIVE
        OFFICER                  Chairman of the Board
                                  and Chief Executive
      E. Linn Draper, Jr.*              Officer                    July 21, 2003

(ii) PRINCIPAL FINANCIAL
        OFFICER:
/s/ Susan Tomasky
-----------------------
      Susan Tomasky                  Vice President                July 21, 2003

(iii) PRINCIPAL ACCOUNTING
         OFFICER:
/s/ Joseph M. Buonaiuto
-----------------------          Controller and Chief
  Joseph M. Buonaiuto              Accounting Officer              July 21, 2003

(iv) A MAJORITY OF THE
     DIRECTORS:

     E. Linn Draper, Jr.*
     J. D. Cross H. W. Fayne*
     T. M. Hagan
     G. S. Chatas
     A. A. Pena*
     Robert P. Powers*
     Thomas V. Shockley, III*
     Susan Tomasky                                                 July 21, 2003


*By /s/ Susan Tomasky
----------------------
(SUSAN TOMASKY, ATTORNEY-IN-FACT)